Exhibit 4.60

Execution Copy

EHAVE, INC.

As Vendor

- and -

ZYUS LIFE SCIENCES INC.

As Purchaser

ASSET PURCHASE AGREEMENT

March 22, 2019

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		1
1.1	Definitions.	1
1.2	Construction	11
1.3	Certain Rules of Interpretation.	11
1.4	Knowledge	12
1.5	Computation of Time	12
1.6	Performance on Business Days	12
1.7	Calculation of Interest	12
1.8	Currency and Payment	12
1.9	Accounting Terms	12
1.10	Schedules	13

ARTICLE 2 PURCHASE AND SALE		13
2.1	Agreement to Purchase and Sell	13
2.2	Excluded Assets	13
2.3	Liabilities	14
2.4	Purchase Price, Issuance of Consideration Shares and Purchase Price Allocation	14
2.5	Payment of Purchase Price	15
2.6	Transfer Taxes	15
2.7	GST/HST Election	15
2.8	Payment of Taxes	15

ARTICLE 3 CLOSING ARRANGEMENTS		15
3.1	Closing	15
3.2	Vendor’s Closing Deliveries	15
3.3	Purchaser’s Closing Deliveries	15

ARTICLE 4 CONDITIONS OF CLOSING		16
4.1	Conditions for the Benefit of the Purchaser	16
4.2	Conditions for the Benefit of the Vendor	19
4.3	Termination Events	20
4.4	Effect of Termination	21

ARTICLE 5 REPRESENTATIONS AND WARRANTIES		21
5.1	Representations and Warranties of the Vendor	21
5.2	Representations and Warranties of the Purchaser	32
5.3	Survival of Representations, Warranties and Covenants of the Vendor	37
5.4	Survival of the Representations, Warranties and Covenants of the Purchaser	38
5.5	Termination of Liability	39

ARTICLE 6 COVENANTS		39
6.1	Exclusive Dealings	39
6.2	Transfer of Documentation	39
6.3	Standstill	40
6.4	Purchaser’s Investigation	40
6.5	Vendor’s Investigation	41
6.6	Personal Information	41

6.7	Risk of Loss	42
6.8	Risk of Loss	42
6.9	Vendor Conduct Prior to Closing	42
6.10	Purchaser Conduct Prior to Closing	44
6.11	Notification of Certain Matters	44
6.12	Use of Intellectual Property	45
6.13	Regulatory Approvals	45
6.14	Additional Financial and Other Information	45
6.15	Lock-Up Agreement	45

ARTICLE 7 INDEMNIFICATION		46
7.1	Definitions.	46
7.2	Indemnification by the Vendor	47
7.3	Indemnification by the Purchaser	47
7.4	Thresholds and Limitations.	48
7.5	Notice of Claim	49
7.6	Third Party Claims	49
7.7	Direct Claims	51
7.8	Waiver	51
7.9	Duty to Mitigate and Subrogation.	51
7.10	Obligation to Reimburse	51
7.11	Exclusivity	52
7.12	Set-Off	52
7.13	Trust and Agency	52

ARTICLE 8 GENERAL		53
8.1	Confidentiality of Information	53
8.2	Public Announcements	53
8.3	Disclosure and Consultation	53
8.4	Expenses	53
8.5	Best Efforts	53
8.6	No Third Party Beneficiary	53
8.7	Entire Agreement	54
8.8	Non-Merger	54
8.9	Time of Essence	54
8.10	Amendment	54
8.11	Waiver of Rights	54
8.12	Jurisdiction	54
8.13	Governing Law	54
8.14	Notices	55
8.15	Assignment	56
8.16	Further Assurances	56
8.17	Severability	56
8.18	Successors	57
8.19	Counterparts	57

ASSET PURCHASE AGREEMENT dated March 22, 2019 BETWEEN:

EHAVE, INC.

As Vendor

- and -

ZYUS LIFE SCIENCES INC.

As Purchaser

RECITALS:

A.	The Vendor carries on the business of a healthcare software development company for stakeholders in the medical cannabis and mental health sectors.

B.	The Vendor wishes to sell and the Purchaser wishes to purchase the Purchased Assets (as defined herein).

THE PARTIES AGREE AS FOLLOWS:

ARTICLE 1
INTERPRETATION

1.1          Definitions. In this Agreement, including the Recitals to this Agreement, unless the context otherwise requires:

(1)	“Affiliate” means an affiliated body corporate within the meaning of the following:

(a)	one body corporate is affiliated with another body corporate if one of them is the subsidiary of the other or both are subsidiaries of the same body corporate or each of them is controlled by the same person; and

(b)	if two bodies corporate are affiliated with the same body corporate at the same time, they are deemed to be affiliated with each other.

For purposes of this definition, a body corporate is controlled by a person or by two or more bodies corporate if (i) securities of the body corporate to which are attached more than 50% of the votes that may be cast to elect directors of the body corporate, are held, other than by way of security only, by or for the benefit of that person or by or for the benefit of those bodies corporate; and (ii) the votes attached to those securities are sufficient, if exercised, to elect a majority of the directors of the body corporate. For the purposes of this definition, a body corporate is a subsidiary of another body corporate if (i) it is controlled by (A) that other body corporate, (B) that other body corporate and one or more bodies corporate each of which is controlled by that other body corporate, or (C) two or more bodies corporate each of which is controlled by that other body corporate; or (ii) it is a subsidiary of a body corporate that is a subsidiary of that other body corporate.

(2)	“Agreement” means this asset purchase agreement, including all Schedules to this asset purchase agreement, as amended, supplemented, restated and replaced from time to time in accordance with its provisions.

(3)	“Applicable Law” means:

(a)	any domestic (federal, provincial or municipal) or foreign statute, law (including common and civil law), code, ordinance, rule, regulation, order-in-council, restriction or by-law (zoning or otherwise);

(b)	any judgement, order, writ, injunction, directive, decision, ruling, decree or award;

(c)	any regulatory policy, practice, standard or guideline;

(d)	any published administrative position; or

(e)	any Permit;

of any Governmental Authority, binding on or affecting the Person referred to in the context in which the term is used or binding on or affecting the property of that Person referred to in the context in which the term is used.

(4)	“Approvals” means franchises, licences, qualifications, authorizations, consents, certificates, registrations, exemptions, waivers, filings, grants, notifications, privileges, rights, orders, judgments, rulings, directives, Permits, and other permits and approvals.

(5)	“Associate”, in respect of a relation with a Person, means:

(a)	a body corporate of which that Person beneficially owns or controls, directly or indirectly, shares or securities currently convertible into shares carrying more than 10% of the voting rights under all circumstances or by reason of the occurrence of an event that has occurred and is continuing, or a currently exercisable option or right to purchase those shares or those convertible shares;

(b)	a partner of that Person acting on behalf of the partnership of which they are partners;

(c)	a trust or estate in which that Person has a substantial beneficial interest or in respect of which that Person serves as a trustee or liquidator of the succession or in a similar capacity;

(d)	a spouse of that Person or an individual who is cohabiting with that Person in a conjugal relationship, having so cohabited for a period of at least one year;

(e)	a child of that person or of the spouse or individual referred to in Section 1.1(5)(d); and

(f)	a relative of that Person or of the spouse or individual referred to in Section 1.1(5)(d), if that relative has the same residence as that Person.

(6)	“Assumed Liabilities” has the meaning attributed to that term in Section 2.3(1).

(7)	“Back-up” has the meaning attributed to that term in Section 5.1(13)(g).

(8)	“Books and Records” means all books, records, files and papers of the Vendor relating to the Ehave Connect Business, including title documentation, Software documentation (including operator and user manuals, training materials, guides, listings, specifications and any revisions or additions to such documents), electronic data, financial and Tax working papers, financial and Tax books and records, business reports, business plans and projections, sales and advertising materials, sales and purchases records and correspondence, trade association files, research and development records, lists of present and former customers and suppliers, all other documents and data (technical or otherwise) relating to the Ehave Connect Business, the Purchased Assets or the Assumed Liabilities, and all copies and recordings of the foregoing.

(9)	“Business” means the business carried on currently and prior to the date of this Agreement by the Vendor consisting of a healthcare software development company for stakeholders in the medical cannabis and mental health sectors.

(10)	“Business Day” means any day, except Saturdays and Sundays, on which banks are generally open for non-automated business:

(a) for purposes of Section 8.14, in the place specified in that Section; and (b) for all other purposes in this Agreement, in Saskatoon, Saskatchewan.

(11)	“Business Intellectual Property” means the Licensed Intellectual Property and the Owned Intellectual Property.

(12)	“Closing” means the completion of the Transactions on the Closing Date in accordance with this Agreement.

(13)	“Closing Date” means May 22, 2019 or such other date as agreed to by the Parties in writing.

(14)	“Commercial Software” means Software that is generally commercially available to the public: (i) through or in consumer retail stores; (ii) from the Software licensors or their distributors, sales agents, representatives or other Persons, including value-added and other resellers or original equipment manufacturers; or (iii) from the internet.

(15)	“Constating Documents” means, with respect to any Person, its articles or certificate of incorporation, amendment, amalgamation or continuance, memorandum and articles of association, letters patent, supplementary letters patent, by-laws, partnership agreement, limited liability company agreement or other similar document, and all unanimous shareholder agreements, other shareholder agreements, voting trusts, pooling agreements and similar Contracts, arrangements and understandings applicable to the Person’s Equity Interests, all as amended, supplemented, restated and replaced from time to time.

(16)	“Consulting Agreement” means the Consulting Agreement(s) to be entered into between such Employees as identified in writing by the Purchaser in its sole discretion, acting reasonably, and the Purchaser, substantially in the form of Schedule 1.1(16).

(17)	“Contract” means any agreement, contract, indenture, lease, occupancy agreement, deed of trust, licence, option, undertaking, promise or any other commitment or obligation, whether oral or written, express or implied, and whether or not legally binding other than a Permit.

(18)	“CRA” means the Canada Revenue Agency or any successor agency.

(19)	“Developers” has the meaning attributed to such term in Section 5.1(12)(g).

(20)	“Disabling Code” means any clock, timer, counter, computer virus, worm, Software lock, drop dead device, Trojan horse routine, trap door, time bomb, or any other codes, designs, routines or instructions that may be used to access, modify, replicate, distort, delete, damage or disable any Hardware or Software, including Internal IT Systems, the Books and Records and any other data or information.

(21)	“Effective Time” means 12:01 a.m. on the Closing Date.

(22)	“Ehave Connect Business” means the business of the Vendor relating to its technology stack, data models, UI flows, APIs and all existing builds to the “Ehave Connect” platform, which includes but is not limited to the input, tracking and extraction of clinical data.

(23)	“Employees” means all employees of the Vendor who are employed in the Business immediately prior to Effective Time, whether full-time, part-time, salaried, hourly, unionized or non-unionized.

(24)	“Employee Plans” means any deferred compensation, bonus, incentive or other compensation, share option or purchase, severance, termination pay, hospitalization or other medical benefit, life or other insurance, vision, dental, drug, employee life and health, sick leave, disability, salary continuation, vacation, supplemental unemployment benefits, profit sharing, mortgage assistance, employee loan, discount, assistance or counselling, pension or supplemental pension, retirement compensation, group registered retirement savings, deferred profit sharing, employee profit sharing, savings, retirement or supplemental retirement, and any other plan, program or arrangement, whether funded or unfunded, formal or informal, written or unwritten, including all policies with respect to holidays, sick leave, expense reimbursement, automobile allowances and rights to company-provided automobiles, that is maintained, contributed to, or required to be maintained or contributed to, by the Vendor, or to which the Vendor is a party, or bound by, or under which the Vendor has any liability or contingent liability, for the benefit of the Vendor’s directors, officers, shareholders, consultants, independent contractors or Employees and their respective beneficiaries and dependents.

(25)	“Employment Agreement” means the Employment Agreement(s) to be entered into to be entered into between such Employees as identified in writing by the Purchaser in its sole discretion and the Purchaser, substantially in the form of Schedule 1.1(25).

(26)	“Encumbrance” means any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement, security interest of any nature, prior claim, adverse claim, exception, reservation, restrictive covenant, agreement, easement (whether or not registered against title), lease, licence, right of occupation, option, right of use, right of first refusal, right of pre-emption, privilege or any matter capable of registration against title or any Contract to create any of the foregoing.

(27)	“Equity Interests” means, with respect to any Person, any and all present and future shares, units, trust units, partnership or other interests, participations or other equivalent rights in that Person’s equity or capital, however designated and whether voting or non- voting.

(28)	“ETA” means the Excise Tax Act (Canada) and the regulations made thereunder.

(29)	“Excluded Liabilities” has the meaning attributed to that term in Section 2.3(2).

(30)	“Fairness Opinion” means the fairness opinion provided by Haywood Securities Inc. to the effect that the acquisition of the Purchased Assets by the Purchaser is fair from a financial point of view to the Vendor.

(31)	“Financial Statements” means the audited financial statements of the Vendor as at and for the financial years ended December 31, 2017 and December 31, 2016 consisting of the balance sheet, income statement, cash flow statement and statement of retained earnings and all notes, schedules and exhibits thereto and the report thereon of the Vendor’s Auditors, copies of which financial statements are attached as Schedule 1.1(31).

(32)	“GAAP”, when used in respect of accounting terms or accounting determinations relating to a Person, means the Accounting Standards for Private Enterprises which are in effect from time to time in Canada, as published in Part II of the Handbook of the Canadian Institute of Chartered Accountants or any successor thereof (the “Handbook”), provided that if such Person has adopted, or if and when such Person is required, or decides, to adopt, the International Financial Reporting Standards, GAAP means those standards as in effect from time to time in Canada, as published in Part I of the Handbook.

(33)	“GST/HST” means all Taxes payable under Part IX of the ETA (including where applicable both the federal and provincial portion of those Taxes) or under any provincial legislation imposing a similar value added or multi-staged tax.

(34)	“Governmental Authority” means any domestic or foreign government, whether federal, provincial, state, territorial, local, regional, municipal, or other political jurisdiction, and any agency, authority, instrumentality, court, tribunal, board, commission, bureau, arbitrator, arbitration tribunal or other tribunal, or any quasi-governmental or other entity, body, organization or agency, including any exchange or alternative trading system, insofar as it exercises a legislative, judicial, regulatory, administrative, expropriation or taxing power or function of or pertaining to government.

(35)	“Hardware” means computer hardware, mainframes, personal computers, servers, client/server stations, devices, network equipment, routers, semi-conductor chips, embedded Software, communication lines, storage media and other equipment.

(36)	“Infringe” means infringe (whether directly, contributorily, by inducement or otherwise), misappropriate, violate or otherwise conflict with or harm (whether direct, contributory, by inducement or otherwise) and “Infringed” and “Infringement” have a corresponding meaning.

(37)	“Insurance Policies” has the meaning attributed to that term in Section 5.1(14).

(38)	“Intellectual Property” means, individually and collectively, howsoever created and wherever located:

(a)	all domestic and foreign patents and applications thereof and all reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof;

(b)	all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, technical data, schematics and customer lists, and all documentation relating to any of the foregoing;

(c)	all copyrights in all works (including Software) and database right, copyright registrations and applications thereof, and all works of authorship and moral rights, and all other rights corresponding thereto throughout the world;

(d)	all trade names, domain names, corporate names, trade dress, distinguishing guises, logos, slogans, brand names, trademarks (whether registered or common law and whether used with wares or services and including the goodwill attaching to such trademarks) and registrations and applications for registration thereof;

(e)	all Software (in source code and object code form) and databases, and any proprietary rights in such Software and databases;

(f)	all integrated circuit design, mask work, or topography registrations or applications thereof;

(g)	all industrial designs and applications for and registration of industrial designs, design patents and industrial design registrations;

(h)	other intellectual or industrial property whatsoever, including the intellectual property described in Schedule 5.1(12);

(i)	all income, royalties, damages and payments now and hereafter due and/or payable with respect to any of the foregoing, including damages and payments for past or future Infringements thereof; and

(j)	all rights to sue for past, present and future Infringements of any of the foregoing.

(39)	“Interim Period” means the period from the date of this Agreement to the Closing Date.

(40)	“Internal IT Systems” means all Hardware, Software and internal networks and communications technologies and services that are owned, leased or licensed by the Vendor in connection with the Ehave Connect Business.

(41)	“Licensed Intellectual Property” means all Intellectual Property used by the Vendor in connection with the Ehave Connect Business except for the Owned Intellectual Property.

(42)	“Losses” has the meaning attributed to that term in Section 7.1(8).

(43)	“Material Adverse Change” or “Material Adverse Effect” means, with respect to any event, matter or circumstance, any change or effect that:

(a)	individually or when taken together with all other changes or effects that have occurred during any relevant period of time before the determination of the occurrence of that change or effect, is or is reasonably likely to be materially adverse to the Ehave Connect Business, the Purchased Assets, and the operations, liabilities, capital, prospects, condition (financial or otherwise) or results of operation, of the Vendor; or

(b)	materially adversely affects the ability of the Purchaser to conduct the Ehave Connect Business after the Effective Time substantially as the Ehave Connect Business has been conducted to the date of this Agreement;

except that a Material Adverse Change or Material Adverse Effect does not include a change or effect caused by (i) the execution or announcement of the execution of this Agreement or (ii) changes in general economic, financial, regulatory or market conditions affecting the Ehave Connect Business or of any of its competitors (so long as the Ehave Connect Business is not disproportionately affected thereby).

(44)	“Material Contract” has the meaning attributed to that term in Section 5.1(15)(d).

(45)	“Non-Competition Agreement” means the non-competition agreement to be entered into between the Vendor and the Purchaser substantially in the form of Schedule 1.1(45).

(46)	“Non-Disclosure Agreement” means the non-disclosure agreement entered into by the Parties on January 19, 2019.

(47)	“Open Source Code” has the meaning attributed to that term in Section 5.1(13)(j).

(48)	“Ordinary Course” means, with respect to an action taken by a Person that the action is consistent with the past practices of the Person and is taken in the normal day-to-day operations of the Person.

(49)	“Other Agreements” has the meaning attributed to that term in Section 8.7.

(50)	“Owned Intellectual Property” means all Intellectual Property created, owned or developed in whole or in part by or on behalf of the Vendor in connection with the Ehave Connect Business.

(51)	“Owned Software” means all Software that is owned by, or distributed by or on behalf of, the Vendor.

(52)	“Parties” means collectively, the Purchaser and the Vendor, and “Party” means either of them.

(53)	“Permits” means franchises, licences, qualifications, approvals, authorizations, consents, certificates, certificates of authorization, decrees, orders-in-council, registrations, exemptions, consents, variances, waivers, filings, grants, notifications, privileges, rights, orders, judgments, rulings, directives, permits and other approvals, obtained from, issued by or required by a Governmental Authority.

(54)	“Permitted Encumbrances” means:

(a)	undetermined or inchoate liens, charges and privileges incidental to current construction or current operations, except for liens, charges and privileges related to Taxes;

(b)	statutory liens, charges, adverse claims, security interests or Encumbrances of any nature whatsoever claimed or held by any Governmental Authority that have not at the time been filed or registered against the title to the asset or served on the Vendor pursuant to Applicable Law or notice of which has not otherwise been received by the Vendor, or that relate to obligations not due or delinquent, except for statutory liens, charges, adverse claims, security interests or Encumbrances related to Taxes;

(c)	security given in the Ordinary Course of the Ehave Connect Business to any public utility or Governmental Authority in connection with the operations of the Ehave Connect Business, other than security for borrowed money; and

(d)	the Permitted Encumbrances described in Schedule 1.1(54).

(55)	“Person” is to be broadly interpreted and includes an individual, a corporation, a partnership, a joint venture, a trust, an association, a syndicate, an unincorporated organization, a Governmental Authority, an executor or administrator or other legal or personal representative, or any other juridical entity.

(56)	“Personal Information” means information about an identifiable natural person, but does not include the name, title, business address or telephone number of an employee of the Vendor, that is to be disclosed to the Purchaser at Closing or that was disclosed to the Purchaser to permit the Purchaser to carry out its due diligence in connection with the Transactions.

(57)	“Personal Property” has the meaning attributed to that term in Section 5.1(10).

(58)	“Personal Property Leases” has the meaning attributed to that term in Section 5.1(11).

(59)	“Proceeding” means:

(a)	any suit, action, dispute, investigation, claim, arbitration, order, summons, citation, directive, charge, demand or prosecution, whether legal or administrative;

(b)	any other proceeding; or

(c)	any appeal or application for review;

at law or in equity or before or by any Governmental Authority.

(60)	“Purchase Price” has the meaning attributed to that term in Section 2.4.

(61)	“Purchased Assets” has the meaning attributed to that term in Section 2.1.

(62)	“Purchaser” means ZYUS Life Sciences Inc., a corporation incorporated under the laws of the Province of Saskatchewan.

(63)	“Purchaser Closing Certificates” has the meaning attributed to that term in Section 5.4(a).

(64)	“Purchaser IP” means all Intellectual Property used by the Purchaser in connection with its business.

(65)	“Purchaser IP Agreements” means all licences, sublicences, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Purchaser is a party, beneficiary or otherwise bound.

(66)	“Purchaser IP Registrations” means all means all Purchaser IP that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trade-marks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

(67)	“Purchaser’s Counsel” means Borden Ladner Gervais LLP.

(68)	“Representatives” means, with respect to any Party, its Affiliates and, if applicable, its and their respective directors, officers, employees, agents and other representatives and advisors.

(69)	“Restricted Asset” means any Purchased Asset which, by its terms or under Applicable Law is not capable of being sold, transferred, conveyed or assigned without the Approval of a third Person.

(70)	“Security Agreement” means the security agreement delivered by the Vendor to the Purchaser granting the Purchaser a security interest in the Consideration Shares in support of any indemnity claims made by the Purchaser pursuant to this Agreement until such time that the Purchaser is no longer entitled to make a claim pursuant to Section 5.3(c), substantially in the form of Schedule 1.1(70).

(71)	“Software” means software, including all versions thereof, whether installed locally, on a local area network or delivered through the internet, and all related documentation, manuals, source code and object code, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequence and organization, screen displays and report layouts, including any and all modifications, changes, release, versions, upgrades, updates or patches of any of the foregoing, and all other material related to such software.

(72)	“Tax Act” or any reference to a specific provision thereof means the Income Tax Act (Canada) and legislation of any legislature of any province or territory of Canada (including the Taxation Act (Québec)) and any regulations made thereunder in force of like or similar effect.

(73)	“Tax Returns” means all returns, declarations, designations, forms, schedules, reports, elections, notices, filings, statements (including withholding tax returns and reports, and information tax returns and reports) and other documents of every nature whatsoever filed or required to be filed with any Governmental Authority with respect to any Taxes, together with all amendments and supplements thereto.

(74)	“Taxes” means taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Authority, including all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof (including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, gains, capital stock, production, gift, wealth, environment, net worth, utility, sales, goods and services, harmonized sales, use, consumption, valued-added, excise, stamp, withholding, premium, business, franchising, property, employer health, payroll, employment, health, social services, education and social security taxes, surtaxes, customs duties and import and export taxes, development, occupancy, social services, licence, franchise and registration fees and employment insurance, health insurance and Canada, Québec and other government pension plan premiums or contributions), and “Tax” has a corresponding meaning.

(75)	“Transactions” means the purchase and sale of the Purchased Assets and all other transactions contemplated by this Agreement.

(76)	“User” means any users of the Owned Intellectual Property or Licensed Intellectual Property other than the Vendor.

(77)	“Vendor” means, Ehave, Inc. a corporation incorporated under the laws of the Province of Ontario.

(78)	“Vendor Closing Certificates” has the meaning attributed to that term in Section 5.3(a).

(79)	“Vendor Meeting” means a special meeting of the shareholders of the Vendor to be held in order to seek shareholder approval for, among other things, the sale of the Purchased Assets.

(80)	“Vendor’s Auditors” means Turner, Stone & Company, LLP.

(81)	“Vendor’s Counsel” means Garfinkle Biderman LLP.

1.2           Construction. This Agreement has been negotiated by each Party with the benefit of legal representation, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party does not apply to the construction or interpretation of this Agreement.

1.3	Certain Rules of Interpretation. In this Agreement:

(a)	the division into Articles and Sections and the insertion of headings and the Table of Contents are for convenience of reference only and do not affect the construction or interpretation of this Agreement;

(b)	the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this Agreement and not to any particular portion of this Agreement; and

(c)	unless specified otherwise or the context otherwise requires:

(i)	references to any Article, Section or Schedule are references to the Article or Section of, or Schedule to, this Agreement;

(ii)	“including” or “includes” means “including (or includes) but is not limited to” and is not to be construed to limit any general statement preceding it to the specific or similar items or matters immediately following it;

(iii)	“the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”;

(iv)	references to Contracts are deemed to include all present amendments, supplements, restatements and replacements to those Contracts;

(v)	references to any legislation, statutory instrument or regulation or a section thereof are references to the legislation, statutory instrument, regulation or section as amended, re-enacted, consolidated or replaced from time to time;

(vi)	words in the singular include the plural and vice-versa and words in one gender include all genders.

1.4          Knowledge. In this Agreement, any reference to the knowledge of any Party means to the best of the knowledge, information and belief of the Party after reviewing all relevant records and making due inquiries regarding the relevant matter of all relevant Representatives of the Party.

1.5          Computation of Time. In this Agreement, unless specified otherwise or the context otherwise requires:

(a)	a reference to a period of days is deemed to begin on the first day after the event that started the period and to end at 5:00 p.m. on the last day of the period, but if the last day of the period does not fall on a Business Day, the period ends at 5:00 p.m. on the next succeeding Business Day;

(b)	all references to specific dates mean 11:59 p.m. on the dates;

(c)	all references to specific times are references to Central time; and

(d)	with respect to the calculation of any period of time, references to “from” mean “from and excluding” and references to “to” or “until” mean “to and including”.

1.6          Performance on Business Days. If any action is required to be taken pursuant to this Agreement on or by a specified date that is not a Business Day, the action is valid if taken on or by the next succeeding Business Day.

1.7          Calculation of Interest. In calculating interest payable under this Agreement for any period of time, the first day of the period is included and the last day is excluded.

1.8	Currency and Payment. In this Agreement, unless specified otherwise:

(a)	references to dollar amounts or “$” are to Canadian dollars;

(b)	any payment is to be made by an official bank draft drawn on a Canadian chartered bank, wire transfer or any other method (other than cash payment) that provides immediately available funds; and

(c)	except in the case of any payment due on the Closing Date, any payment due on a particular day must be received and available by 2:00 p.m. on the due date and any payment received and available after that time is deemed to have been made and received on the next succeeding Business Day.

1.9          Accounting Terms. In this Agreement, unless specified otherwise, each accounting term has the meaning assigned to it under GAAP.

1.10	Schedules. The following Schedules are attached to and form part of this Agreement:

Schedule 1.1(16)	Form of Consulting Agreement
Schedule 1.1(25)	Form of Employment Agreement
Schedule 1.1(31)	Financial Statements
Schedule 1.1(45)	Form of Non-Competition Agreement
Schedule 1.1(54)	Permitted Encumbrances
Schedule 1.1(70)	Form of Security Agreement
Schedule 2.1	Purchased Assets
Schedule 2.2	Excluded Assets
Schedule 2.3(1)	Assumed Liabilities
Schedule 2.4(3)	Purchase Price Allocation
Schedule 4.1(1)(g)(v)	List of Agreements to be Terminated
Schedule 4.1(1)(g)(vi)	Form of Vendor Bring-Down Certificate
Schedule 4.2(1)(h)(vi)	Form of Purchaser Bring-Down Certificate
Schedule 5.1(9)(a)	Location of Assets
Schedule 5.1(9)(b)	List of Other Intellectual Property
Schedule 5.1(12)(d)	Escrow Obligations
Schedule 5.1(10)	Personal Property Matters
Schedule 5.1(12)(a)	Owned Intellectual Property
Schedule 5.1(12)(b)	Licensed Intellectual Property
Schedule 5.1(13)	Internal IT Systems
Schedule 5.1(14)	Insurance Policies
Schedule 5.1(15)	Material Contracts and Other Contracts
Schedule 5.1(18)(b)	Third Party Approvals
Schedule 5.2(3)	Purchaser Subsidiaries
Schedule 5.2(6)	Purchaser Consents and Approvals
Schedule 5.2(13)	Authorized and Issued Capital
Schedule 5.2(14)	Options

ARTICLE 2

PURCHASE AND SALE

2.1          Agreement to Purchase and Sell. Subject to the terms and conditions of this Agreement, as of the Effective Time, the Vendor shall sell, transfer, convey and assign to the Purchaser and the Purchaser shall purchase and acquire from the Vendor, free and clear of all Encumbrances other than Permitted Encumbrances, all of the Vendor’s right, title and interest in and to all of the Vendor’s property and assets relating to the Ehave Connect Business, whether real or personal, tangible or intangible, of every kind and description and wheresoever situate (collectively, the “Purchased Assets”), all as further set out in Schedule 2.1.

2.2          Excluded Assets. Purchaser agrees that it is not purchasing or acquiring, and Vendor is not selling or assigning, any of the assets or properties of Vendor listed in Schedule 2.2 and such assets and properties shall be excluded from the Purchased Assets (collectively, the “Excluded Assets”).

2.3	Liabilities.

(1)	Subject to the terms and conditions of this Agreement, the Purchaser shall assume, pay, satisfy, discharge, perform and fulfil, from and after the Effective Time, only those obligations and liabilities of the Vendor which are listed in Schedule 2.3(1) (the “Assumed Liabilities”).

(2)	Other than the Assumed Liabilities, the Purchaser shall not assume or have any obligation to discharge, perform or fulfill any obligation or liability of the Vendor of any kind whatsoever (collectively, the “Excluded Liabilities”) and all Excluded Liabilities remain the obligation and responsibility of the Vendor, including the obligations and liabilities of the Vendor:

(a)	for Taxes payable, collectible or remittable by the Vendor;

(b)	owing to a lender or creditor of the Vendor, including any bank overdrafts or bank indebtedness and any indebtedness or liabilities other than the Assumed Liabilities owing under any promissory note, or Contract for the borrowing of money;

(c)	arising out of or relating to products or services of the Vendor to the extent manufactured, sold, shipped or rendered prior to the Effective Time; and

(d)	under all Employee Plans and Contracts relating thereto.

2.4	Purchase Price, Issuance of Consideration Shares and Purchase Price Allocation.

(1)	Subject to the terms and conditions of this Agreement, the aggregate purchase price (the “Purchase Price”) to be paid by the Purchaser to the Vendor for the Purchased Assets is:

(a)	$1,200,000 less $260,000 provided by the Purchaser to Vendor as a deposit pursuant to the non-binding term sheet dated January 24, 2019; and

(b)	361,011 common shares (each with a value of $5.54 per common share) in the share capital of the Purchaser (the “Consideration Shares”).

(2)	The Consideration Shares shall be issued to the Vendor free and clear of all Encumbrances pursuant to prospectus exemptions under Applicable Laws but will be subject to resale restrictions pursuant to National Instrument 45-102 – Resale Restrictions.

(3)	The Purchaser and the Vendor shall allocate the Purchase Price among the Purchased Assets in accordance with Schedule 2.4(3) and shall report the purchase and sale of the Purchased Assets for all Tax purposes in a manner consistent with that allocation. If any Governmental Authority does not agree with that allocation, the Purchaser and the Vendor shall use their commercially reasonable efforts to agree on a different allocation acceptable to that Governmental Authority, and the Purchaser and the Vendor shall amend the original allocation and the relevant Tax Returns accordingly.

2.5	Payment of Purchase Price.

(1)	The Purchaser shall pay and satisfy the Purchase Price by:

(a)	payment at Closing to or to the order of the Vendor of the amount of $940,000; and

(b)	delivery of share certificates representing the Consideration Shares registered in the name of the Vendor.

2.6          Transfer Taxes. The Purchaser shall pay to the Vendor or, where permitted by Applicable Law, directly to the appropriate Governmental Authorities, all sales and transfer taxes, registration charges and transfer fees, including GST/HST, payable by it in respect of the purchase and sale of the Purchased Assets under this Agreement, and, on request of the Vendor, the Purchaser shall furnish to the Vendor proof of direct payment to a Governmental Authority. The Purchaser shall indemnify and save harmless the Vendor from any amounts, including interest and penalties, that may be assessed against the Vendor arising out of the failure of the Purchaser to pay, when due, any Taxes described in this Section.

2.7          GST/HST Election. The Purchaser and the Vendor shall jointly elect under subsection 167(1) of the ETA and under any similar provision of any applicable provincial legislation imposing a similar value added or multi-staged tax, that no tax be payable with respect to the purchase and sale of the Purchased Assets pursuant to this Agreement. The Purchaser and the Vendor shall make those elections in prescribed form containing prescribed information and shall file those elections in compliance with the requirements of applicable legislation.

2.8          Payment of Taxes. The Vendor shall pay, collect and remit all Taxes relating to the Ehave Connect Business which arise, or are related to a period of time, prior to the Effective Time.

ARTICLE 3

CLOSING ARRANGEMENTS

3.1          Closing. Subject to the satisfaction or waiver by the applicable Party of the conditions set out in Article 4, the Parties shall hold the Closing on the Closing Date, at such time as agreed to by the Vendor and the Purchaser and at the offices of the Purchaser’s Counsel in Toronto, Ontario or at such other place as agreed to by the Vendor and the Purchaser.

3.2          Vendor’s Closing Deliveries. At Closing, the Vendor shall deliver or cause to be delivered to the Purchaser all certificates, agreements, documents and instruments as required under Section 4.1(1)(g).

3.3          Purchaser’s Closing Deliveries. At Closing the Purchaser shall deliver or cause to be delivered to the Vendor all payments, certificates, agreements, documents and instruments as required under Section 4.2(1)(g).

ARTICLE 4

CONDITIONS OF CLOSING

4.1	Conditions for the Benefit of the Purchaser.

(1)	The Purchaser shall be obliged to complete the Transactions only if each of the following conditions precedent has been satisfied in full at or before the time of Closing on the Closing Date:

(a)	each of the representations and warranties of the Vendor contained in this Agreement that is qualified by materiality shall be true and correct at and as of the date hereof and the Closing Date as though such representation and warranty was made on and as of the Closing Date (except to the extent that such representation and warranty was made as of a specified date, in which case such representation and warranty shall continue on the Closing Date to have been true in all respects as of such specified date) and each of the representations and warranties that is not so qualified shall be true and correct at and as of the date hereof and in all material respects as of the Closing Date as though such representation and warranty was made on and as of the Closing Date (except to the extent that such representation and warranty was made as of a specified date, in which case such representation and warranty shall continue on the Closing Date to have been true in all material respects as of such specified date);

(b)	the Vendor has complied with or performed all of the obligations, covenants and agreements under this Agreement to be complied with or performed by the Vendor on or before the Closing Date, to the satisfaction of the Purchaser, acting reasonably;

(c)	all corporate proceedings required to be taken by the Vendor in connection with the Transactions, including approval by the shareholders of the Vendor for the Transactions, are satisfactory in form and substance to the Purchaser, acting reasonably, and the Purchaser has received copies of all instruments and other evidence as it may reasonably request in order to establish the consummation of the Transactions and the taking of all necessary corporate proceedings in connection therewith;

(d)	all Approvals necessary to give effect to the Transactions described in Schedule 5.1(18)(b) have been obtained, in each case in form and substance satisfactory to the Purchaser, acting reasonably, and are in full force and effect;

(e)	there is no injunction or restraining order issued preventing, and no pending or threatened Proceeding, against any Party, for the purpose of enjoining or preventing, the completion of the Transactions or otherwise claiming that this Agreement or the completion of the Transactions is improper or would give rise to a Proceeding, under any Applicable Law or under any Contract;

(f)	since the date of this Agreement there has not occurred any event which has had, or may have, a Material Adverse Effect;

(g)	the Vendor has caused to be delivered to the Purchaser the following:

(i)	a certificate of status or its equivalent under the laws of the jurisdiction of its incorporation dated as of the Closing Date; and

(ii)	a certificate of a senior officer dated as of the Closing Date certifying:

(A)	the corporate status of the Vendor;

(B)	the Constating Documents of the Vendor;

(C)	the resolutions of the board of directors and shareholders of the Vendor authorizing the execution, delivery and performance of this Agreement and of all contracts, agreements, instruments, certificates and other documents required by this Agreement to be delivered by the Vendor;

(D)	a copy of the invoice from Haywood Securities Inc. in respect of the Fairness Opinion; and

(E)	the incumbency and signatures of the officers of the Vendor executing this Agreement and any other document relating to the Transactions.

(iii)	all deeds, conveyances, bills of sale, assurances, transfers, assignments and any other documentation or action which in the opinion of the Purchaser are necessary or reasonably required to transfer the Purchased Assets to the Purchaser with good and marketable title, free and clear of all Encumbrances except for Permitted Encumbrances, in each case duly executed by the Vendor and in form and substance satisfactory to the Purchaser, acting reasonably;

(iv)	evidence, satisfactory to the Purchaser of the release and discharge of all Encumbrances affecting any of the Purchased Assets, other than the Permitted Encumbrances;

(v)	evidence, satisfactory to the Purchaser of the termination of (A) the agreements set out in Schedule 4.1(1)(g)(v), and (B) such other Material Contracts as may be identified by the Purchaser in writing during the Interim Period, on terms and conditions satisfactory to the Purchaser, acting reasonably;

(vi)	a certificate of the Vendor in respect of its representations and warranties set out in Section 5.1 and its covenants and other obligations set out in this Agreement, substantially in the form of Schedule 4.1(1)(g)(vi);

(vii)	the Non-Competition Agreements, duly executed by the parties to those agreements (other than the Purchaser);

(viii)	the Consulting Agreement(s);

(ix)	the Employment Agreement(s);

(x)	written acknowledgement and certificate of the Vendor, in a form satisfactory to the Purchaser, that following the Closing the Purchaser shall have exclusive access to the Purchased Assets; and Vendor and its Representatives shall have no access to the Purchased Assets (including any source code) and which acknowledgement and certificate shall describe the process by which the Vendor provided exclusive access to the Purchaser to each category of the Purchased Assets set out in Schedule 2.1;

(xi)	the Security Agreement;

(xii)	a license agreement between the Parties, in a form satisfactory to the Parties, acting reasonably, providing for a license from the Vendor in favour of the Purchaser for the Clinical Games set out in Schedule 2.2;

(xiii)	a written confirmation from The Hospital For Sick Children (“SickKids”) confirming that none of the Purchased Assets are currently being used by SickKids under any Contracts with the Vendor, in a form satisfactory to the Purchaser, acting reasonably;

(xiv)	a written confirmation that the License and Reseller Agreement between the Vendor and Companion Healthcare Technologies Inc. dated October 30, 2018 (“CHT Agreement”) has been amended or otherwise varied in a manner and form satisfactory to the Purchaser such that the Vendor or its successor will not use, copy or replicate, or be required to use copy or replicate, any part of the Intellectual Property forming part of the Purchased Assets in respect of the product and services referred to in the CHT Agreement;

(xv)	such other documentation as the Purchaser reasonably requests in a timely manner in order to establish the completion of the Transactions and the taking of all corporate proceedings in connection with the Transactions (as to certification and otherwise), in each case in form and substance satisfactory to the Purchaser, acting reasonably; and

(h)	The Purchaser, acting in its sole discretion, shall be satisfied with the results of its investigations pursuant to Section 6.4, including, without limitation, any investigation related to the matters set out in the certificate to be delivered by the Vendor under Section 4.1(1)(g)(x).

(2)	Each of the conditions set out in Section 4.1(1) is for the exclusive benefit of the Purchaser and the Purchaser may waive compliance with any such condition in whole or in part by notice in writing to the Vendor, except that no such waiver operates as a waiver of any other condition.

4.2	Conditions for the Benefit of the Vendor.

(1)	The Vendor shall be obliged to complete the Transactions only if each of the following conditions precedent has been satisfied in full at or before the time of Closing on the Closing Date:

(a)	each of the representations and warranties of the Purchaser contained in this Agreement that is qualified by materiality shall be true and correct at and as of the date hereof and the Closing Date as though such representation and warranty was made on and as of the Closing Date (except to the extent that such representation and warranty was made as of a specified date, in which case such representation and warranty shall continue on the Closing Date to have been true in all respects as of such specified date) and each of the representations and warranties that is not so qualified shall be true and correct at and as of the date hereof and in all material respects as of the Closing Date as though such representation and warranty was made on and as of the Closing Date (except to the extent that such representation and warranty was made as of a specified date, in which case such representation and warranty shall continue on the Closing Date to have been true in all material respects as of such specified date);

(b)	the Purchaser has materially complied with or performed all of the obligations, covenants and agreements under this Agreement to be complied with or performed by the Purchaser on or before the Closing Date to the satisfaction of the Vendor, acting reasonably;

(c)	all corporate proceedings required to be taken by the Purchaser in connection with the Transactions are satisfactory in form and substance to the Vendor, acting reasonably, and the Vendor has received copies of all instruments and other evidence as it may reasonably request in order to establish the consummation of the Transactions and the taking of all necessary corporate proceedings in connection therewith;

(d)	the requisite approval for the sale of the Purchased Assets is obtained at the Vendor Meeting;

(e)	all Permits required from all relevant Governmental Authorities to permit the completion of the Transactions have been obtained and are in full force and effect;

(f)	there is no injunction or restraining order issued preventing, and no pending or threatened Proceeding, against any Party, for the purpose of enjoining or preventing, the completion of the Transactions or otherwise claiming that this Agreement or the completion of the Transactions is improper or would give rise to a Proceeding, under any Applicable Law or under any Contract; and

(g)	evidence, satisfactory to the Vendor of the termination of the agreements set out in Schedule 4.1(1)(g)(v) on terms and conditions which do not impose any material financial obligations on the Vendor, acting reasonably;

(h)	the Purchaser has caused to be delivered to the Vendor the following:

(i)	a certificate of status of the Purchaser or its equivalent under the laws of the jurisdiction of its incorporation; and

(ii)	a certificate of a senior officer of the Purchaser certifying the corporate status of the Purchaser, the Constating Documents of the Purchaser, certifying the resolutions of the board of directors of the Purchaser issuing the Consideration Shares and authorizing the execution, delivery and performance of this Agreement and of all contracts, agreements, instruments, certificates and other documents required by this Agreement to be delivered by the Purchaser, and certifying the incumbency and signatures of the officers of the Purchaser executing this Agreement and any other document relating to the Transactions

(iii)	payment of the amounts required to be paid on the Closing Date under Section 2.5;

(iv)	certificates representing the Consideration Shares;

(v)	the Fairness Opinion;

(vi)	a certificate of the Purchaser in respect of its representations and warranties set out in Section 5.2 and in respect of its covenants and other obligations set out in this Agreement, substantially in the form of Schedule 4.2(1)(h)(vi);

(vii)	the Consulting Agreement(s), duly executed by the Purchaser; and

(viii)	any assumption agreement in the form required by any third Person that has a right of approval in respect of a sale, transfer, conveyance or assignment of any Purchased Asset or in respect of the assumption of any of the Assumed Liabilities, duly executed by the Purchaser.

(i)	The Vendor, acting reasonably, shall be satisfied with the results of its investigations pursuant to Section 6.5.

(2)	Each of the conditions set out in Section 4.2(1) is for the exclusive benefit of the Vendor and the Vendor may waive compliance with any such condition in whole or in part by notice in writing to the Purchaser, except that no such waiver operates as a waiver of any other condition.

4.3          Termination Events. By notice given prior to or at Closing, subject to Section 4.4, this Agreement may be terminated as follows:

(a)	by the Purchaser if any condition in Section 4.1 has not been satisfied as of the Closing Date or if the satisfaction of any condition by the Closing Date is or becomes impossible (other than through the failure of the Purchaser to comply with its obligations under this Agreement), and the Purchaser has not waived that condition on or before Closing Date;

(b)	by the Vendor if any condition in Section 4.2 has not been satisfied as of the Closing Date or if the satisfaction of any condition by the Closing Date is or becomes impossible (other than through the failure of the Vendor to comply with their obligations under this Agreement), and the Vendor has not waived that condition on or before the Closing Date;

(c)	by mutual consent of the Purchaser and the Vendor; or

(d)	by the Purchaser unless it is in material breach of this Agreement or by the Vendor unless it is in material breach of this Agreement, if the Closing has not occurred on or before sixty (60) after the Closing Date.

4.4          Effect of Termination. Each Party’s right of termination under Section 4.3 is in addition to any other rights it may have under this Agreement or otherwise, whether at law, in equity or otherwise, and the exercise of that right of termination is not an election of remedies. If this Agreement is terminated pursuant to Section 4.3, all obligations of the Parties under this Agreement will terminate except that the obligations contained in this Section 4.4 and in Article 8 (except for Sections 8.5) will survive, provided that if this Agreement is terminated pursuant to Section 4.3(a) or 4.3(b), the terminating Party’s right to pursue all legal remedies will survive that termination unimpaired.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1          Representations and Warranties of the Vendor. The Vendor represents and warrants to the Purchaser as follows and acknowledges that the Purchaser is relying on these representations and warranties in connection with its purchase of the Purchased Assets and that the Purchaser would not purchase the Purchased Assets and assume the Assumed Liabilities without these representations and warranties:

(1)	Organization and Status of the Vendor. The Vendor is duly incorporated and organized, and is validly subsisting, under the laws of the Province of Ontario and is up-to-date in the filing of all corporate and similar returns under the laws of that jurisdiction. There are no other jurisdictions in which the nature of the Ehave Connect Business or the Purchased Assets makes the registration, licensing or qualification necessary.

(2)	Corporate Power. The Vendor has all necessary corporate power and authority to own or lease or dispose of its undertakings, property and assets and to carry on the Ehave Connect Business as is now conducted by it. The Vendor has all necessary corporate power and authority to enter into this Agreement and the contracts, agreements and instruments required by this Agreement to be delivered by it, and to perform its obligations hereunder and thereunder, provided that the Vendor obtains the requisite approval at the Vendor Meeting for the sale of the Purchased Assets.

(3)	Authorization. All necessary corporate action has been taken by the Vendor or on its part to authorize its execution and delivery of this Agreement and the contracts, agreements and instruments required by this Agreement to be delivered by it and the performance of its obligations hereunder and thereunder, provided that the Vendor obtains the requisite approval at the Vendor Meeting for the sale of the Purchased Assets.

(4)	Enforceability. This Agreement has been duly executed and delivered by the Vendor and (assuming due execution and delivery by the other Parties) is a legal, valid and binding obligation of it enforceable against it in accordance with its terms, except as that enforcement may be limited by bankruptcy, insolvency and other similar laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction. Each of the contracts, agreements and instruments required by this Agreement to be delivered by it will at the Closing have been duly executed and delivered by it and (assuming due execution and delivery by the other parties thereto) will at Closing be enforceable against it in accordance with its terms, except as that enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(5)	No Other Agreements to Purchase. No Person other than the Purchaser has any Contract or any right or privilege capable of becoming a Contract for the purchase or acquisition from the Vendor of any of the Purchased Assets.

(6)	Bankruptcy. The Vendor is not an insolvent Person within the meaning of the Bankruptcy and Insolvency Act (Canada) and has not made an assignment in favour of its creditors or a proposal in bankruptcy to its creditors or any class thereof, and no petition for a receiving order has been presented in respect of it. The Vendor has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver or interim receiver has been appointed in respect of it or any of its undertakings, property or assets (including any of the Purchased Assets) and no execution or distress has been levied on any of its undertakings, property or assets (including any of the Purchased Assets), nor have any proceedings been commenced in connection with any of the foregoing.

(7)	Absence of Conflict. The execution, delivery and performance of this Agreement by the Vendor and the completion of the Transactions will not (whether after the passage of time or notice or both) result in:

(a)	the breach or violation of any of the provisions of, or constitute a default under, or give any Person the right to seek or cause a termination, cancellation, amendment or renegotiation of any Contract to which it is a party or by which any of its undertakings, property or assets (in the case of the Vendor, including the Purchased Assets and the Ehave Connect Business) is bound or affected;

(b)	the breach or violation of any of the provisions of, or constitute a default under, or conflict with any of its obligations under:

(i)	any provision of its Constating Documents or resolutions of its board of directors (or any committee thereof) or shareholders;

(ii)	any judgment, decree, order or award of any Governmental Authority having jurisdiction over it;

(iii)	any Approval issued to, or held by, the Vendor or held, for the benefit of or necessary to the operation of the Ehave Connect Business; or

(iv)	any Applicable Law;

(c)	the creation or imposition of any Encumbrance over any of the Purchased Assets; or

(d)	the requirement of any Approval from any of its creditors.

(8)	Conduct of Business. The Vendor is conducting the Ehave Connect Business in compliance with all Applicable Laws. Since the date the Vendor commenced carrying on business, the Vendor conducted the Ehave Connect Business in compliance with all Applicable Laws, except for such failure to comply which would not have any impact on the ownership of the Purchased Assets by the Purchaser or the Purchaser’s operations. The Purchased Assets are sufficient to permit the continued operation of the Ehave Connect Business in substantially the same manner as conducted in the one year period preceding the date of this Agreement.

(9)	Title to Purchased Assets.

(a)	The Vendor has good and marketable title to all the Purchased Assets, free and clear of any and all Encumbrances other than the Permitted Encumbrances. Schedule 5.1(9)(a) is a true, accurate and complete list of all locations where the Purchased Assets are situated. All of the Purchased Assets as currently used by the Vendor are free of defects (patent or latent), in good operating condition and in a state of good repair and maintenance.

(b)	Schedule 5.1(9)(b) contains a true, accurate and complete list of all Intellectual Property created, owned or developed in whole or in part by or on behalf of the Vendor and which does not form part of the Purchased Assets.

(10)	Personal Property. Schedule 5.1(10) is a true, accurate and complete list of each item of machinery, equipment, furniture, motor vehicles and other personal property owned or leased by the Vendor in connection with the Ehave Connect Business (including those in possession of third parties) (the “Personal Property”).

(11)	Personal Property Leases. Schedule 5.1(10) is a true, accurate and complete list of all equipment leases, rental agreements, conditional sales agreements and similar agreements relating to any of the Purchased Assets (the “Personal Property Leases”) and identifies those Personal Property Leases that cannot be terminated by the Vendor without liability at any time on less than 30 days’ notice or that involve payment by it in the future of more than $1,000. All of the Personal Property Leases were entered into by the Vendor in the Ordinary Course. True, accurate and complete copies of all Contracts set out in Schedule 5.1(10), or where those Contracts are oral, true, accurate and complete summaries of their terms, have been provided to the Purchaser.

(12)	Intellectual Property.

(a)	Schedule 5.1(12)(a) sets forth a complete and accurate list of all Owned Intellectual Property, including all registrations of, and applications for registration of, Owned Intellectual Property and all Contracts that comprise or relate to the Owned Intellectual Property. The Vendor holds the entire right, title and interest in and to all of the Owned Intellectual Property, free of all Encumbrances, and has the exclusive and unfettered right to use the Owned Intellectual Property, except to the extent the Vendor has licensed others to use the Owned Intellectual Property pursuant to Contracts listed in Schedule 5.1(12)(a). The Owned Intellectual Property is valid and the rights of the Vendor in the Owned Intellectual Property are enforceable. All registrations and applications for registration of the Owned Intellectual Property are in good standing, have been filed in a timely manner within the appropriate offices to preserve the rights thereto and assignments have been recorded in favour of the Vendor. To the knowledge of the Vendor, no Owned Intellectual Property has expired, has been cancelled, expunged or impeached, or has lapsed for failure to be renewed or maintained and no Owned Intellectual Property has been used, not used, enforced or not enforced in a manner that could reasonably be expected to result in the abandonment, cancellation or unenforceability of any of the Owned Intellectual Property.

(b)	Schedule 5.1(12)(b) sets forth a complete and accurate list of all Licensed Intellectual Property, and all Contracts that comprise or relate to such Licensed Intellectual Property. The Vendor has the non-exclusive right to use the Licensed Intellectual Property set out in Schedule 5.1(12)(b). The Vendor is not a party to any contract or commitment to pay any royalty or other fee to use the Licensed Intellectual Property except as set out in the Contracts listed in Schedule 5.1(12)(b). The Licensed Intellectual Property is used by the Vendor with the consent or license from the rightful owner thereof, and all necessary consents and licences relating to the Licensed Intellectual Property are in good standing, binding and enforceable in accordance with their respective terms and no default exists on the part of the Vendor thereunder, and none of those consents and licenses requires prior approval of any transfer or assignment to remain in force and effect. No consents are required in order for the Licensed Intellectual Property to be licensed or sub- licensed to the Vendor except as set out in Schedule 5.1(12)(b). The Vendor is not in material default or breach of any license agreement required to be scheduled on Schedule 5.1(12)(b) and there exists no state of facts which, after notice or lapse of time or both, would constitute a material default or material breach.

(c)	To the knowledge of the Vendor and except as set out in the Contracts listed in Schedule 5.1(12)(b), neither the Licensed Intellectual Property nor the Owned Intellectual Property contains embedded computer code that contains any “open source” Software or any code derived from open source Software (in any format or medium whatsoever). To the extent any computer code embedded in any Licensed Intellectual Property or Owned Intellectual Property contains any “open source” software or any code derived from open source software (in any format or medium whatsoever), Vendor warrants that the Licensed Intellectual Property and the Owned Intellectual Property, when used by or on behalf of Purchaser or any Users will not cause any Licensed Intellectual Property or Owned Intellectual Property or any other Software with which it is used to become subject to any free or open source license or require the distribution or disclosure of the source code for Licensed Intellectual Property, Owned Intellectual Property or any Software acquired by or licensed to Purchaser by Vendor.

(d)	The Business Intellectual Property is all of the Intellectual Property used or required for the proper carrying on of the Ehave Connect Business, as it has been and is now conducted, and in accordance with the current documented plans of the Vendor. No Business Intellectual Property is subject to any outstanding order, award, decision, injunction, judgment, decree, stipulation or agreement materially restricting the transfer, use, enforcement or licensing thereof by the Vendor in the operation of the Ehave Connect Business. Except as set out in Schedule 5.1(12)(d), no Business Intellectual Property is subject to any escrow obligations. The Purchaser has the right and authority to use after the Closing Date the Business Intellectual Property in connection with the conduct of the Ehave Connect Business in the manner presently conducted by the Vendor and to the Vendor’s knowledge, Vendor is not subject to any agreement or arrangement containing any covenant or other provision that in any way limits or restricts the ability of Purchaser to register, use, exploit, assert or enforce any Owned Intellectual Property anywhere in the world.

(e)	To the knowledge of the Vendor, neither the use of the Business Intellectual Property nor the conduct of the Ehave Connect Business has Infringed the Intellectual Property of any other Person. The Vendor has not received any notice that the use of the Business Intellectual Property or the conduct of the Ehave Connect Business Infringes any Intellectual Property of any other Person, and no Proceedings have been instituted or, to the knowledge of the Vendor, are pending or threatened, alleging any such infringement.

(f)	To the knowledge of the Vendor, no Person has Infringed any of the Owned Intellectual Property or the right and interest of the Vendor in the Licensed Intellectual Property. The Vendor has not issued a notice to any Person alleging any such infringement, and no Proceedings have been instituted or are pending or threatened, alleging any such infringement.

(g)	All of the Owned Intellectual Property that has been developed or created by Employees or pursuant to Contracts with consultants or contractors (collectively, the “Developers”) has been assigned to the Vendor in writing or in another enforceable manner. The Developers have waived in writing their moral and authors’ rights they may have in the Owned Intellectual Property. To the knowledge of the Vendor, no Person has claimed that any current or former Developer has, as a result of contribution to any Owned Intellectual Property, violated the terms and conditions of any Contract with that Person or disclosed or used any trade secret of that Person, and no Developer has claimed any rights in the Owned Intellectual Property.

(h)	The Owned Intellectual Property is not subject to any Proceedings, including any actual or, to the knowledge of the Vendor, threatened claim for cancellation, expungement, impeachment, re-examination, invalidity or any termination or limitation thereof.

(i)	Entering into this Agreement will not alter, impair or extinguish any of the Business Intellectual Property or trigger any rights of first refusal requiring the sale, assignment or transfer of any Business Intellectual Property to another Person.

(j)	The Vendor is not required to use, copy or replicate any part of the Intellectual Property forming part of the Purchased Assets in connection with the operations it may conduct after the Closing Date, including, without limitation, in respect of any of the Intellectual Property listed in Schedule 5.1(9)(b) and any Contract to which the Vendor is a party.

(k)	There has been no sale, offer for sale or, to the knowledge of the Vendor, public disclosure, of any invention owned by the Vendor and forming a part of the Owned Intellectual Property, by the Vendor (including through a non-confidential publication or presentation by a Developer, officer, or director) that could reasonably be expected to affect the Vendor or the Purchaser obtaining or maintaining valid patent rights for that invention.

(l)	There has been no sale, offer for sale or, to the knowledge of the Vendor, public disclosure, of any invention that is described in a patent application (whether now in preparation or filed and in good standing) and forming a part of the Owned Intellectual Property by a Person that would prevent the Vendor or the Purchaser from obtaining or maintaining valid patent rights to that invention following Closing.

(m)	To the knowledge of the Vendor, there is no publication, including any patent, published or laid-open patent application, journal article, catalogue, promotion, or specification of any other Person which would prevent the Vendor or the Purchaser from obtaining or maintaining valid patent rights to an invention described in a patent application (whether now in preparation or filed and in good standing) and forming part of the Owned Intellectual Property.

(13)	Internal IT Systems.

(a)	Schedule 5.1(13) sets out a brief description of the Internal IT Systems and an accurate and complete list of all Contracts, including warranties, leases and licences, that comprise or relate to the Internal IT Systems.

(b)	The Internal IT Systems are either owned by, or properly licensed or leased to, the Vendor. The Vendor is not in default under the licences or leases and there are no grounds on which they might be terminated. There are no circumstances in which the ownership, benefit, or right to use the Internal IT Systems may be lost by virtue of the Transaction or the performance of this Agreement.

(c)	The Internal IT Systems have not failed to any material extent and the data which they process has not been corrupted. The Vendor has, in accordance with best industry practice, taken precautions to preserve the availability, security and integrity of the Internal IT Systems and the data and information stored on the Internal IT Systems. To the knowledge of the Vendor, the Internal IT Systems do not contain any Disabling Code, and the Vendor has taken reasonable steps and implemented reasonable procedures, in accordance with best industry practice, to ensure that its Internal IT Systems do not and will not contain Disabling Code.

(d)	The Internal IT Systems do not contain systems which are not available from third party suppliers on arm’s-length commercial terms.

(e)	The Internal IT Systems, all Business Intellectual Property and all Personal Information have at all times been subjected to commercially appropriate security controls by the Vendor, or by its respective agents and representatives, so as to restrict the use and disclosure thereof solely to authorized Persons, and to protect and safeguard the secrecy and confidentiality of the Internal IT Systems, Business Intellectual Property and Personal Information.

(f)	To the knowledge of the Vendor, the Internal IT Systems adequately meet the data processing needs of the Ehave Connect Business and the Vendor’s operations and affairs, in each case as presently conducted and as currently contemplated to be conducted. The Vendor has taken appropriate action by instruction, Contract or otherwise with the Employees or other Persons permitted access to Internal IT Systems and data used or stored in the Internal IT Systems to protect against unauthorized access, use, copying, modification, theft and destruction of any part of the Internal IT Systems or data. The Vendor and the Employees shall have no further access to the Internal IT Systems following Closing, other than as expressly provided in the Licensing Agreement.

(g)	The Vendor has and has maintained back-up systems and disaster recovery for the Ehave Connect Business, consistent with current industry standards, designed to adequately and properly ensure the availability of the functionality provided by the Internal IT Systems in the event of any malfunction of, or other form of disaster affecting, the Internal IT Systems. The Vendor has maintained a back-up copy of the Purchased Assets, as applicable, in its Internal IT Systems (the “Back-up”).

(h)	The Vendor maintains and stores, and has maintained and stored, in a secure environment, all of its Books and Records and client data and records necessary to permit auditors or its clients to conduct a complete audit of such records by auditors or under Contracts with its clients.

(i)	All licensed Software which comprises part of the Internal IT Systems, other than Software which is provided over the internet, is in machine-readable form, contains current revisions of that Software as delivered to the Vendor by the licensors thereof and includes all object codes and documentation which is used or required by the Vendor for use in its Internal IT Systems sufficient to permit a Person of reasonable skill and experience to operate and maintain that Software. Except for Commercial Software and as set out in Schedule 5.1(13), to the extent that Software is licensed Software, a copy of the source code for such Software is in escrow for the benefit of the Vendor in the event of the occurrence of certain triggering events and none of the licences for that Software will be adversely affected by the Transaction or requires prior approval of the Transaction by the applicable licensor to remain in force or effect.

(j)	All of the Software in the Internal IT Systems contains open source code, free code, community source code or similar Software, including any libraries or Software licensed under the General Public License, Lesser General Public License or any other license agreement or arrangement obliging a user of any part of Software to make source or object code available to third parties (collectively, “Open Source Code”).

(k)	Owned Software when used by or on behalf of Vendor or any Users will not cause any Owned Software to become subject to any free or open source license or require the distribution or disclosure of the source code for Owned Software.

(l)	There are no known problems or defects in the Owned Software including bugs, logic errors or failures of the Owned Software to operate as described in the related documentation and the Owned Software operates in accordance with its documentation and specifications. The Owned Software does not contain any undocumented Disabling Code.

(m)	Only object code versions of the Owned Software have been provided to customers of the Owned Software who have executed licences or services agreements with the Vendor, and no Person except for such licensees and customers have been provided with a copy of the object code of all or any part of the Owned Software. Such executed licences and services agreements contain appropriate non-disclosure and restricted use provisions such that: (i) all proprietary interests of the Vendor therein are maintained and not diminished in any way; and (ii) such licensees and customers are legally prevented from deriving or otherwise discerning the corresponding source code for all or any part of the Owned Software object code and other executables thereof. The source code for all or any part of the Owned Software has not been delivered or made available to any Person and the Vendor has not agreed to, undertaken to, or in any other way promised to, provide such source code to any Person.

(14)	Insurance. The Purchased Assets of the Vendor are covered by insurance with responsible insurers against such risks and in such amounts as are reasonable for prudent owners of comparable assets. Schedule 5.1(14) sets out true, accurate and complete particulars of all insurance policies maintained by the Vendor on the Ehave Connect Business and on the Purchased Assets (the “Insurance Policies”), specifying in each case, the name of the insurer, the risks insured against, the amount of the coverage, the amount of the annual premium, the amount of the deductible, details of the amount of premiums (whether prepaid or unpaid) from prior years, the policy number, and any pending claims under the policy. No other insurance is necessary to the conduct of the Ehave Connect Business or would be considered to be desirable by a prudent Person operating a business similar to the Ehave Connect Business. The Vendor is not in default, whether as to the payment of premiums or with respect to any other provision contained in any Insurance Policy and has not failed to give any notice or present any claim under any Insurance Policy in a due and timely manner. The Vendor has no reason to believe that any of the Insurance Policies will not be renewed by the insurer on the scheduled expiry of the policy or will be renewed by the insurer only on the basis that there will be a material increase in premiums payable in respect of the policy. True, accurate and complete copies of all Contracts set out in Schedule 5.1(14) and of the most recent inspection reports, if any, received from insurance underwriters or others as to the condition of the Purchased Assets, have been provided to the Purchaser.

(15)	Material Contracts and Other Contracts. Except as set out in Schedule 5.1(15) and except as disclosed in any other Schedule to this Agreement, the Vendor is not a party to or bound by:

(a)	any Contract for charitable contributions or gifts of any of the Purchased Assets;

(b)	any Contract for the sale of any of the Purchased Assets or any part of the Ehave Connect Business;

(c)	any confidentiality, secrecy or non-disclosure Contract (whether the Vendor is a beneficiary or obligor thereunder) relating to any proprietary or confidential information or any non-competition or similar Contract;

(d)	any Contract by which any of the Purchased Assets is subject (a “Material Contract”);

(e)	any Contract which has or could have a Material Adverse Effect or is or could be materially burdensome to the Ehave Connect Business or any of the Purchased Assets; and

(f)	any Contract relating to the Intellectual Property referred to in Schedule 5.1(9)(b).

True, accurate and complete copies of all Contracts set out in Schedule 5.1(15), or where those Contracts are oral, true, accurate and complete summaries of their terms, have been provided to the Purchaser.

(16)	No Default Under Contracts. The Vendor has performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not in default or alleged to be in default in respect of, any Contract relating to the Ehave Connect Business or the Purchased Assets (including the Contracts referred to in any Schedule to this Agreement. All such Contracts are in good standing and in full force and effect, and no event, condition or occurrence exists that, after notice or lapse of time or both, would constitute a default under any such Contract. There is no dispute between the Vendor and any other party under any such Contract. Except as disclosed in the Schedules to this Agreement, none of those Contracts contain terms under which the execution or performance of this Agreement would give any other contracting party the right to terminate or adversely change the terms of that Contract or otherwise require the consent of any other Person. None of those Contracts have been assigned, or if applicable subleased, in whole or in part.

(17)	Permits. There are no Permits necessary to conduct the Ehave Connect Business or to own, lease or operate any of the Purchased Assets.

(18)	Regulatory and Third Party Approvals.

(a)	There is no requirement to make any filing with, give any notice to or obtain any Permit as a condition to the lawful completion of the Transactions contemplated by this Agreement except that relate solely to the identity of the Purchaser or the nature of any business carried on by the Purchaser.

(b)	There is no requirement under any Contract or Permit relating to the Ehave Connect Business, the Purchased Assets, the Permitted Encumbrances or the Vendor to which the Vendor is a party or by which the Ehave Connect Business, the Purchased Assets or the Vendor is bound or affected for any Approvals from any party to that Contract or Permit or from any other Person relating to the completion of the Transactions except for the Approvals described in Schedule 5.1(18)(b).

(19)	Financial Statements. The Financial Statements:

(a)	have been prepared in accordance with GAAP, applied on a basis consistent with that of the preceding periods;

(b)	are complete and accurate in all material respects;

(c)	accurately disclose the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Vendor and the results of the operations of the Vendor as at the dates thereof and for the periods covered thereby;

(d)	reflect all proper accruals as at the dates thereof and for the periods covered thereby of all amounts which, though not payable until a time after the end of the relevant period, are attributable to activities undertaken in respect of the Ehave Connect Business and other business carried on by the Vendor during or prior to that period; and

(e)	contain or reflect adequate provision for all liabilities and obligations of the Vendor of any nature, whether absolute, contingent or otherwise, matured or unmatured, in respect of the business of the Vendor, as at the date thereof.

No information has become available to the Vendor that would render the Financial Statements materially incomplete or inaccurate. The financial position and condition of the Vendor is now no materially less favourable in the aggregate as that shown or reflected in the Financial Statements.

(20)	Books and Records. The Vendor has disclosed the existence of and made available for review by the Purchaser all Books and Records. The system of internal accounting controls is sufficient to provide reasonable assurances that transactions are executed in accordance with management’s general or specific authorization and that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets. The Books and Records are not recorded, stored, maintained, operated or otherwise dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not), which are not or will not be available to the Purchaser after Closing.

(21)	Taxes.

(a)	The Vendor is not a non-resident of Canada for purposes of the Tax Act.

(b)	There are no outstanding liabilities for Taxes payable, collectible or remittable by the Vendor, whether assessed or not, which may result in an Encumbrance on or other claim against or seizure of all or any part of the Purchased Assets or which would otherwise adversely affect the Ehave Connect Business or would result in the Purchaser becoming liable or responsible for those liabilities. The Vendor has withheld and has duly and timely remitted, or shall duly and timely remit, to the appropriate Governmental Authority, all Taxes and other deductions required by Applicable Law to be withheld or deduct from amounts paid or credited by it to or for the account or benefit of all Employees, shareholders, independent contractors, officers or directors and any non-residential Person.

(c)	The Vendor is duly registered under Subdivision (d) of Division V of Part IX of the ETA and its registration number is 84754 4301 RT0001.

(d)	The Vendor has not made any election or designation for purposes of any Applicable Law relating to Taxes that would affect the Ehave Connect Business or any of the Purchased Assets after the Effective Time.

(22)	Litigation. There are no Proceedings (whether or not purportedly on behalf of the Vendor) pending or, to the knowledge of the Vendor, threatened against or affecting, the Vendor, the Ehave Connect Business or the Purchased Assets. To the knowledge of the Vendor, there is not any factual or legal basis on which any Proceeding might be commenced with any reasonable likelihood of success.

(23)	Personal Information. The Personal Information that has been or will be disclosed by the Vendor to the Purchaser:

(a)	prior to the date of this Agreement, was necessary to determine whether to proceed with the Transactions;

(b)	on or after the date of this Agreement, is necessary to complete the Transactions;

(c)	is all the Personal Information necessary for the Purchaser to carry on the Ehave Connect Business;

(d)	was and will be, to the extent required by Applicable Law, disclosed to the Purchaser in accordance with the consents of the individuals to whom the Personal Information relates;

(e)	is, to the best of the Vendor’s knowledge, accurate and complete; and

(f)	is not the subject of any order, judgment or findings of non-compliance with the requirements of any Applicable Law with respect to personal information of any Governmental Authority, or of any complaint alleging non-compliance with the requirements of any Applicable Law with respect to Personal Information.

(24)	Accredited Investor. The Vendor is an “accredited investor” within the meaning of National Instrument 45-106 – Prospectus Exemptions and will provide the Purchaser with such further evidence of the Vendor’s status as an accredited investor as the Purchaser reasonably requires. The Vendor further acknowledges that the Consideration Shares will be subject to restrictions on transfer and resale imposed under the articles of the Purchaser and Applicable Laws.

(25)	Full Disclosure. Neither this Agreement nor any other contract, agreement, instrument, certificate or other document required to be delivered by or otherwise to be delivered pursuant to this Agreement by the Vendor nor any certificate, report, statement or other document furnished by the Vendor in connection with the negotiation of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

5.2          Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Vendor as follows and acknowledges that the Vendor is relying on these representations and warranties in connection with the sale by the Vendor of the Purchased Assets and that the Vendor would not sell the Purchased Assets and acquire the Consideration Shares without these representations and warranties:

(1)	Organization and Corporate Power. The Purchaser is a corporation duly incorporated and organized, and is validly subsisting, under the laws of the Province of Saskatchewan and is up-to-date in the filing of all material corporate and similar returns under the laws of that jurisdiction. The Purchaser has all necessary corporate power and authority to acquire the Purchased Assets, to enter into this Agreement and to perform its obligations hereunder. The Purchaser is duly registered, licensed or qualified as an extra-provincial or foreign corporation, under the laws of any of the jurisdictions in which such registration, license or qualification is required.

(2)	Authorization. All necessary corporate action has been taken by or on the part of the Purchaser to authorize its execution and delivery of this Agreement and the contracts, agreements and instruments required by this Agreement to be delivered by it and the performance of its obligations hereunder and thereunder.

(3)	Subsidiaries. The Purchaser does not own, or have any interest in any shares or have securities, or another ownership interest, in any other Person, other than as set out in Schedule 5.2(3).

(4)	Enforceability. This Agreement has been duly executed and delivered by the Purchaser and (assuming due execution and delivery by the other Parties) is a legal, valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, except as that enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction. Each of the contracts, agreements and instruments required by this Agreement to be delivered by the Purchaser will at the Closing have been duly executed and delivered by it and (assuming due execution and delivery by the other parties thereto) will be enforceable against it in accordance with its terms, except as that enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(5)	Bankruptcy. The Purchaser is not an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) and has not made an assignment in favour of its creditors or a proposal in bankruptcy to its creditors or any class thereof, and no petition for a receiving order has been presented in respect of it. The Purchaser has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver or interim receiver has been appointed in respect of it or any of its undertakings, property or assets and no execution or distress has been levied on any of its undertakings, property or assets, nor have any proceedings been commenced in connection with any of the foregoing.

(6)	Consents and Approvals. Except as set out in Schedule 5.2(6), there is no requirement for the Purchaser to make any filing with or give any notice to any Governmental Authority or to obtain any Permit, as a condition to the lawful completion of the Transactions.

(7)	Absence of Conflict. The execution, delivery and performance by the Purchaser of this Agreement and the completion of the Transactions will not, (whether after the passage of time or notice or both), result in:

(a)	the breach or violation of any of the provisions of, or constitute a default under, or give any Person the right to seek or cause a termination, cancellation, amendment or renegotiation of any Contract to which it is a party or by which any of its undertakings, property or assets is bound or affected;

(b)	the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any of its obligations, under:

(i)	any provision of its Constating Documents or resolutions of its board of directors (or any committee thereof) or shareholders;

(ii)	any judgment, decree, order or award of any Governmental Authority having jurisdiction over it;

(iii)	any Approval issued to, held by or for the benefit of, the Purchaser;

(iv)	any Applicable Law; or

(c)	the requirement for any Approval from any creditor of the Purchaser.

(8)	Conduct of the Business. The Purchaser is conducting its business in compliance with all Applicable Laws. The Purchaser’s assets are sufficient for the Purchaser to carry on its business.

(9)	Books and Records. The system of internal accounting controls is sufficient to provide reasonable assurances that transactions are executed in accordance with management’s general or specific authorization and that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets.

(10)	Litigation. There are no Proceedings (whether or not purportedly on behalf of the Purchaser) pending or, to the knowledge of the Purchaser, threatened against or affecting, the Purchaser or its business. To the knowledge of the Vendor, there is not any factual or legal basis on which any Proceeding might be commenced with any reasonable likelihood of success.

(11)	Personal Information. The Personal Information, if any, that has been or will be disclosed by the Purchaser to the Vendor:

(a)	prior to the date of this Agreement, was necessary to determine whether to proceed with the Transactions;

(b)	on or after the date of this Agreement, is necessary to complete the Transactions; (c) was and will be, to the extent required by Applicable Law, disclosed to the Vendor in accordance with the consents of the individuals to whom the Personal Information relates;

(d)	is, to the best of the Purchaser’s knowledge, accurate and complete; and

(e)	is not the subject of any order, judgment or findings of non-compliance with the requirements of any Applicable Law with respect to personal information of any Governmental Authority, or of any complaint alleging non-compliance with the requirements of any Applicable Law with respect to Personal Information.

(12)	ETA Registration. The Purchaser is duly registered under Subdivision (d) of Division V of Part IX of the ETA and its registration number is 76136 4710 RT0001.

(13)	Authorized and Issued Capital. Schedule 5.2(13) sets out the authorized and issued shares of the Purchaser. All of the shares indicated in Schedule 5.2(13) are the only issued and outstanding shares of the Purchaser and have been validly issued and are outstanding as fully paid and non-assessable shares, and were not issued in violation of the pre-emptive rights of any Person or any Contract or Applicable Law by which the Purchaser was bound as the time of the issuance. Other than as set out on Schedule 5.2(13), there are no shareholders agreements, voting trusts, pooling agreements or other Contracts, arrangements or understandings in respect of the voting of any of the shares of the Purchaser. True, accurate and complete copies of the Constating Documents (including all Contracts, arrangements and understandings set out in Schedule 5.2(13)) and other organizational documents of the Purchaser, or where those Contracts, arrangements or understandings are oral, true, accurate and complete written summaries of their terms, have been provided to the Vendor.

(14)	Options. Other than the Consideration Shares to be issued under the terms of this Agreement, and other than as set out on Schedule 5.2(14), no Person has any Contract or any right or privilege capable of becoming a Contract, including convertible securities, warrants or convertible obligations of any nature, for the purchase, subscription, allotment or issuance of any issued or un-issued shares or other securities of the Purchaser.

(15)	Consideration Shares. The Consideration Shares to be issued hereunder to the Vendor will be validly issued as fully paid or credited as fully paid and non-assessable shares in the capital of the Purchaser. All of the Consideration Shares issued at Closing shall be free and clear of all Encumbrances of any kind whatsoever, except as may arise under the Security Agreement.

(16)	Intellectual Property.

(a)	All required filings and fees related to the Purchaser IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Purchaser IP Registrations are otherwise in good standing. The Purchaser has provided the Vendor with true and complete copies of file histories, documents, certificates, examiner’s reports, office actions, correspondence and other materials related to all Purchaser IP Registrations.

(b)	Neither the Purchaser nor any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Purchaser IP Agreement.

(c)	The Purchaser is the sole and exclusive legal and beneficial, and with respect to the Purchaser IP Registrations, registered, owner of all right, title and interest in and to the Purchaser IP, and has the valid right to use all other Intellectual Property used in the Purchaser’s current operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances.

(d)	The consummation of the Transactions will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Purchaser’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Purchaser’s business or the Purchaser’s operations as currently conducted.

(e)	The Purchaser’s rights in the Purchaser IP are valid, subsisting and enforceable. The Purchaser has taken all reasonable steps to maintain the Purchaser IP and to protect and preserve the confidentiality of all trade secrets included in the Purchaser IP, including requiring all Persons having access thereto to execute written non- disclosure agreements.

(f)	To the knowledge of the Vendor, the conduct of the Purchaser’s business as currently and formerly conducted, have not Infringed, and do not Infringe the Intellectual Property or other rights of any Person.

(g)	There are no Proceedings (including any oppositions, expungement proceedings, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a licence): (i) alleging any Infringement of the Intellectual Property of any Person by the Purchaser; (ii) challenging the validity, enforceability, registrability or ownership of any Purchaser IP or the Purchaser’s rights with respect to any Purchaser IP; or (iii) by the Purchaser or any other Person alleging any Infringement by any Person of the Purchaser IP.

(17)	Insurance. Other than policies currently in force, no other insurance is necessary to the conduct of the Purchaser’s business as currently conducted or would be considered to be desirable by a prudent Person operating a similar business. The Purchaser is not in default, whether as to the payment of premiums or with respect to any other provision contained in any insurance policy and has not failed to give any notice or present any claim under any insurance policy in a due and timely manner. The Purchaser has no reason to believe that any of its insurance policies will not be renewed by the insurer on the scheduled expiry of the policy or will be renewed by the insurer only on the basis that there will be a material increase in premiums payable in respect of the policy.

(18)	Permits. The Purchaser holds all Permits necessary to conduct the Purchaser’s business or to own, lease or operate any of the Purchaser’s assets as currently conducted. Each such Permit is valid, subsisting and in good standing. The Purchaser is not in default or in breach of the terms of any Permit and, to the knowledge of the Vendor, there exists no grounds nor is any action or proceeding pending or, to the knowledge of the Purchaser, threatened to revoke, suspend, amend or limit any Permit.

(19)	Taxes.

(a)	The Purchaser has duly and timely filed all its Tax Returns with all appropriate Governmental Authorities. Each such Tax Return was true, correct and complete in all material respects. All Taxes due and payable by the Corporation for periods (or portions thereof) ending on or before the date of this Agreement (whether or not shown due on any Tax Returns and whether or not assessed or reassessed by the appropriate Governmental Authority) have been paid.

(b)	No Governmental Authority of a jurisdiction in which the Purchaser has not filed a Tax Return has made any written claim that the Purchaser is or may be subject to Tax or required to file Tax Returns by that Governmental Authority in such jurisdiction. There is no basis for a claim that the Purchaser is subject to Tax in a jurisdiction in which the Purchaser does not file Tax Returns.

(c)	There are no matters under audit or appeal with any Governmental Authority relating to Taxes of the Purchaser.

(d)	The Purchaser has not received any notice in writing from any Governmental Authority that it is taking steps to assess any additional Taxes against the Purchaser for any period for which Tax Returns have been filed and, to the Purchaser’s knowledge, there are no actual or pending audit investigations or other Actions of, or against, the Purchaser by any Governmental Authority relating to Taxes. No Governmental Authority has given written notice of any intention to assert any deficiency or claim for additional Taxes against the Purchaser.

(e)	The Purchaser is not a non-resident of Canada for purposes of the Tax Act.

(20)	Full Disclosure. Neither this Agreement nor any other contract, agreement, instrument, certificate or other document required to be delivered by or otherwise to be delivered pursuant to this Agreement by the Purchaser nor any certificate, report, statement or other document furnished by the Purchaser in connection with the negotiation of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

5.3          Survival of Representations, Warranties and Covenants of the Vendor. The representations and warranties of the Vendor and, to the extent that they have not been fully performed or waived at or prior to Closing, the covenants and other obligations of the Vendor contained in this Agreement and in any contract, agreement, instrument, certificate or other document executed or delivered pursuant to this Agreement survive Closing and continue for the benefit of the Purchaser notwithstanding the Closing, any investigation made by or on behalf of the Purchaser or any knowledge of the Purchaser, as follows:

(a)	the representations and warranties set out in Sections 5.1(1) (insofar as it relates to the due incorporation and organization and the valid existence of the Vendor), 5.1(2), 5.1(3), 5.1(4), 5.1(5), 5.1(6) and 5.1(9) (insofar as it relates to title to and Encumbrances relating to the Purchased Assets) (and the corresponding representations and warranties set out in the certificates to be delivered pursuant to Section 4.1(1)(g)(vi) (the “Vendor Closing Certificates”), and the covenant set out in Section 6.12, survive and continue in full force and effect without limitation of time;

(b)	the representations and warranties set out in Sections 5.1(20) (and the corresponding representations and warranties set out in the Vendor Closing Certificates) survive Closing and continue in full force and effect until, but not beyond, the 180th day following the expiration of the period, if any, during which an assessment, reassessment or other form of recognized document assessing liability for Taxes under applicable Tax legislation in respect of any taxation year to which those representations and warranties extend could be issued under that Tax legislation to the Vendor, provided the Vendor did not file any waiver or other document extending that period;

(c)	the remainder of the representations and warranties set out in Section 5.1 (and the corresponding representations and warranties set out in the Vendor Closing Certificates) survive Closing and continue in full force and effect until, but not beyond, the second anniversary of the Closing Date; and

(d)	notwithstanding Sections 5.3(a) through 5.3(c), a claim for any breach by the Vendor of any of the representations, warranties and covenants contained in this Agreement or in any contract, agreement, instrument, certificate or other document executed or delivered pursuant hereto involving fraud, fraudulent misrepresentation, intentional misrepresentation or deliberate or wilful breach may be made at any time following the Closing Date, subject only to applicable limitation periods imposed by Applicable Law.

5.4          Survival of the Representations, Warranties and Covenants of the Purchaser. The representations and warranties of the Purchaser and, to the extent that they have not been fully performed or waived at or prior to Closing, the covenants and other obligations of the Purchaser, contained in this Agreement and in any contract, agreement, instrument, certificate or other document executed or delivered pursuant to this Agreement survive Closing and continue for the benefit of the Vendor notwithstanding the Closing, any investigation made by or on behalf of the Vendor or any knowledge of the Vendor, as follows:

(a)	the representations and warranties set out in Sections 5.2(1) (insofar as it relates to the due incorporation and organization and the valid existence of the Purchaser, 5.2(2), 5.2(4) and 5.2(5) (and the corresponding representations and warranties set out in the certificates to be delivered pursuant to Section 4.2(1)(h)(vi) (the “Purchaser Closing Certificates”) survive and continue in full force and effect without limitation of time;

(b)	the remainder representations and warranties set out in Section 5.2 (and the corresponding representations and warranties set out in the Purchaser’s Closing Certificates survive Closing and continue in full force and effect, but not beyond, the second anniversary of the Closing Date; and

(c)	notwithstanding Section 5.4(a), a claim for any breach by the Purchaser of any of its representations, warranties and covenants contained in this Agreement or in any contract, agreement, instrument, certificate or other document executed or delivered pursuant hereto involving fraud, fraudulent misrepresentation, intentional misrepresentation, or deliberate wilful breach may be made at any time following the Closing Date, subject only to applicable limitation periods imposed by Applicable Law.

5.5	Termination of Liability.

(1)	No Party or other Person is entitled to indemnification pursuant to this Agreement unless the Party or other Person has given written notice of its Claim for indemnification pursuant to Article 7, as the case may be, prior to the expiry of the relevant survival period prescribed by Sections 5.3 and 5.4 and in that event, only on and subject to the terms and conditions of and to the extent provided for in Article 7.

(2)	This Agreement constitutes a “business agreement” under the Limitations Act 2002 (Ontario) and to the extent that the provisions of this Agreement are found to be an agreement to vary or exclude, or suspend or extend, a limitation period prescribed under such legislation, that limitation period will be deemed to be varied or excluded, or suspended or extended, as the case may be, to the extent necessary to give full force and effect to the provisions of this Agreement.

ARTICLE 6

COVENANTS

6.1          Exclusive Dealings. During the Interim Period, the Vendor shall not take any action, directly or indirectly, to encourage, initiate or engage in discussions or negotiations with, or provide any information to, or enter into any agreement or arrangement or understanding with, any Person, other than the Purchaser and its designated and authorized Representatives, concerning any sale, transfer or assignment of any portion of the Ehave Connect Business or the Purchased Assets. The Vendor shall notify the Purchaser promptly if any such discussions or negotiations are sought or if any proposal for a sale, transfer or assignment of any portion of the Ehave Connect Business or the Purchased Assets is received or being considered.

6.2	Transfer of Documentation.

(1)	On the Closing Date, the Vendor shall deliver, and shall cause to be delivered, to the Purchaser the Books and Records and all documents (except, in the case of those required by Applicable Law to be retained by the Vendor, copies thereof) and other data, technical or otherwise, which are owned by the Vendor at the Closing Date, relating to the Ehave Connect Business or the Purchased Assets. The Purchaser shall preserve all those documents delivered to it in accordance with the Purchaser’s document retention procedures or for such longer period as is required by Applicable Law. The Purchaser shall permit the Vendor and its authorized Representatives reasonable access to those documents while they are in the Purchaser’s possession or control solely to the extent that access is required by the Vendor to perform its obligations under this Agreement or under Applicable Law, but the Purchaser shall not be responsible or liable to the Vendor for, or as a result of, any loss or destruction of or damage to any such documents and other data unless that destruction, loss or damage is caused by the Purchaser’s negligence or wilful misconduct. The Vendor shall be responsible for all reasonable out-of-pocket costs and expenses incurred, directly or indirectly, by the Purchaser in connection with any access contemplated by this Section 6.2(1).

(2)	Notwithstanding Section 6.2(1), the Vendor shall be entitled to retain copies of any documents or other data delivered to the Purchaser pursuant to Section 6.2(1) provided that those documents or data are reasonably required and only used or relied on by the Vendor to perform its obligations under this Agreement or under Applicable Law. The Vendor shall retain any documents or data which relate to the Ehave Connect Business and which are retained by the Vendor pursuant to this Section 6.2(2) in strict confidence and shall not use or otherwise disclose the data or information contained therein except as permitted by the Non-Disclosure Agreement.

6.3	Standstill.

(1)	During the Interim Period, the Purchaser shall not directly or indirectly do or permit to occur any of the following:

(a)	redeem, purchase or otherwise acquire any of its outstanding shares or other securities including, without limitation, under an issuer bid, with the exception of purchase from directors or employees of the Purchaser;

(b)	adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or reorganization of itself or any of its subsidiaries;

(c)	declare, set aside or pay any dividend or other distribution or payment (whether in cash, shares or property) in respect of its shares owned by any Person other than inter-corporate loans and advances; and

(d)	other than in connection with the Transactions, reorganize, amalgamate or merge with any other person, nor acquire by amalgamating, merging or consolidating with, purchasing a majority of the voting securities or substantially all of the assets of or otherwise, any business or Person which acquisition or other transaction would reasonably be expected to prevent or materially delay the Transactions contemplated hereby.

6.4	Purchaser’s Investigation.

(1)	During the Interim Period, the Vendor shall, and shall cause its Representatives to, permit the Purchaser and its authorized Representatives to make such investigations, inspections, surveys or tests of the Ehave Connect Business and the Purchased Assets, and of their respective financial, legal and physical condition, as the Purchaser deems necessary or desirable to familiarize itself with the Ehave Connect Business, Purchased Assets and other matters. Without limiting the generality of the foregoing, the Vendor shall, and shall cause its Representatives to, provide the Purchaser with free and unrestricted access during normal business hours to (i) all documents relating to information scheduled or required to be disclosed under this Agreement, (ii) the Books and Records and all employee data and personnel records of the Employees, (iii) the Internal IT Systems, (iv) the Contracts, (v) the Employees, (vi) records regarding suppliers, customers and regulators, and (vii) all other reports (including title opinions) prepared by advisors of the Vendor and its Affiliates in connection with the Ehave Connect Business and the Purchased Assets, and the Vendor shall, and shall cause its Representatives to provide photocopies to the Purchaser of all such written information and documents as reasonably requested by the Purchaser.

(2)	At the Purchaser’s request, the Vendor shall execute, or cause to be executed, such consents, authorizations and directions as may be necessary to permit any inspection of the Ehave Connect Business and any of the Purchased Assets and to enable the Purchaser or its authorized Representatives to obtain full access to all files and records relating to the Ehave Connect Business or relating to any of the Purchased Assets maintained by Governmental Authorities and self-regulating authorities.

(3)	At the Purchaser’s request, the Vendor shall co-operate and assist with the Purchaser in arranging any meetings as the Purchaser should reasonably request with:

(a)	the Employees;

(b)	customers, suppliers, distributors or others who have or have had a business relationship with the Vendor in respect of the Ehave Connect Business; and

(c)	auditors, solicitors or any other Persons engaged or previously engaged to provide services to the Vendor who have knowledge of matters relating to the Ehave Connect Business or the Purchased Assets.

(4)	The exercise of any rights of inspection by or on behalf of the Purchaser under this Section 6.3 does not mitigate or otherwise affect the representations and warranties of the Vendor under this Agreement, which continue in full force and effect as provided in Section 5.3.

6.5	Vendor’s Investigation

(1)	During the Interim Period, the Purchaser shall, and shall cause its Representatives to, permit the Vendor and its authorized Representatives to make such reasonable investigations, inspections, surveys or tests of the Purchaser’s business and assets, and of their respective financial and legal advisors necessary to support the preparation of the Fairness Opinion and value ascribed to the Consideration Shares.

(2)	The exercise of any rights of inspection by or on behalf of the Purchaser under this Section 6.5 does not mitigate or otherwise affect the representations and warranties of the Vendor under this Agreement, which continue in full force and effect as provided in Section 5.4.

6.6	Personal Information.

(1)	The Vendor and the Purchaser shall:

(a)	at all times, use and disclose the Personal Information under its control solely for the purposes for which the Personal Information was collected or permitted to be used or disclosed, unless to the extent required by Applicable Law, the Vendor or the Purchaser, as the case may be, has obtained the consent of or has given notice to the individual to whom the Personal Information relates of the additional purposes for which the Personal Information is to be used or disclosed, or such additional purposes are permitted or authorized by Applicable Law;

(b)	protect the Personal Information using security safeguards that meet or exceed industry standards, taking into account the sensitivity of the Personal Information; and

(c)	give effect to any withdrawal of consent by the individual to whom the Personal Information relates where the Personal Information was collected with consent.

(2)	The Vendor shall, to the extent required by Applicable Law, notify the individuals to whom the Personal Information relates that the Transactions have been completed and of the disclosure of their Personal Information to the Purchaser.

(3)	In the event that the Transactions are not completed, the Purchaser shall, within a reasonable period of time, return the Personal Information to the Vendor or, in its discretion, destroy it and provide a certificate of a senior officer of the Purchaser to that effect to the Vendor.

6.7          Risk of Loss. During the Interim Period, the Vendor shall maintain in force all the policies under which the Purchased Assets or the Ehave Connect Business is insured. If, before the Closing, any of the Purchased Assets or part of the Ehave Connect Business is lost, damaged or destroyed, and the loss, damage or destruction constitutes a Material Adverse Change, then the Purchaser at its sole discretion may either:

(a)	terminate this Agreement in accordance with the provisions of Section 4.3; or

(b)	require the Vendor to reduce the Purchase Price by the amount of the replacement cost of the Purchased Assets and/or the Ehave Connect Business which were lost, damaged or destroyed less the amount of any proceeds of insurance payable as a result of the occurrence, which proceeds of insurance are to be directed by the Vendor to be paid to the Purchaser.

6.8          Risk of Loss. During the Interim Period, the Purchaser shall maintain in force all the policies of business interruption insurance and of property damage insurance under which any of the Purchaser’s business is insured. If, before the Closing, any of the Purchaser’s business is lost, damaged or destroyed, and the loss, damage or destruction constitutes is material to the Purchaser, then the Vendor at its sole discretion may terminate this Agreement in accordance with the provisions of Section 4.3.

6.9          Vendor Conduct Prior to Closing. Without in any way limiting any other obligations of the Vendor hereunder, during the Interim Period, the Vendor shall:

(a)	conduct the Ehave Connect Business only in the Ordinary Course, and shall not, without the prior written consent of the Purchaser, enter into any transaction or refrain from doing any action that, if effected before the date of this Agreement, would constitute a breach of any representation, warranty, covenant or other obligation of the Vendor in this Agreement and, without limiting the generality of the foregoing, the Vendor shall not:

(i)	enter into any compromise or settlement of any litigation, proceeding or government investigation relating to the Ehave Connect Business or any of the Purchased Assets; and

(ii)	enter into any Contract of the kind described in Section 5.1(15);

(b)	not do any act or thing that would result in a breach of Section 6.1;

(c)	continue to maintain in full force and effect all the Insurance Policies or renewals thereof currently in effect;

(d)	take out, at the expense of the Purchaser, such additional insurance as may be reasonably requested by the Purchaser;

(e)	report all claims or known circumstances or events which may give rise to a claim to its insurers under the Insurance Policies in a due and timely manner to the Closing Date and provide copies of those reports to the Purchaser;

(f)	use its best efforts to obtain the Approvals described in Schedule 5.1(18)(b);

(g)	preserve intact the Ehave Connect Business and shall carry on the Ehave Connect Business as currently conducted, including, without limitation, maintaining the Back-up;

(h)	notwithstanding any other provision contained herein, preserve the Purchased Assets and shall not, without the prior written consent of the Purchaser, make any modifications, changes, upgrades, updates or patches whatsoever to the Purchased Assets;

(i)	pay and discharge the liabilities of the Vendor relating to the Ehave Connect Business and the Purchased Assets in the Ordinary Course in accordance and consistent with the previous practice of the Vendor, except those contested in good faith by the Vendor;

(j)	take all necessary corporate action, steps and proceedings to approve or authorize, validly and effectively, the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and to complete the transfer of the Purchased Assets to the Purchaser and to cause all necessary meetings of directors and shareholders of the Vendor to be held for that purpose;

(k)	periodically report to the Purchaser as it requests concerning the state of the Ehave Connect Business and the Purchased Assets; and

(l)	use its best efforts to satisfy the conditions contained in Section 4.1.

6.10       Purchaser Conduct Prior to Closing. Without in any way limiting any other obligations of the Purchaser hereunder, during the Interim Period, the Purchaser shall:

(a)	conduct the Purchaser’s business only in the Ordinary Course, and shall not, without the prior written consent of the Vendor, enter into any transaction or refrain from doing any action that, if effected before the date of this Agreement, would constitute a breach of any representation, warranty, covenant or other obligation of the Purchaser in this Agreement.

(b)	use its best efforts to obtain the Approvals described in Schedule 5.2(6);

(c)	pay and discharge the liabilities of the Purchaser relating to the Purchaser’s business in the Ordinary Course in accordance and consistent with the previous practice of the Vendor, except those contested in good faith by the Vendor;

(d)	take all necessary corporate action, steps and proceedings to approve or authorize, validly and effectively, the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and to complete the Transactions and to cause all necessary meetings of directors and shareholders of the Purchaser to be held for that purpose; and

(e)	use its best efforts to satisfy the conditions contained in Section 4.2.

6.11	Notification of Certain Matters.

(1)	During the Interim Period, each of the Parties shall give prompt notice in writing to the other Party of:

(a)	the occurrence, or failure to occur, of any event, which occurrence or failure would be likely to cause any of the representations or warranties of such Party contained in this Agreement to be untrue or inaccurate during the Interim Period;

(b)	any notice or communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(c)	any notice or communication from any Governmental Authority in connection with the Transactions;

(d)	any Proceeding commenced or threatened against such Party or relating to or involving or otherwise affecting any of them, or which relates to the consummation of the Transactions; and

(e)	any failure by any of the Vendor to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied under this Agreement.

(2)	The Vendor shall confer, if requested by the Purchaser, on a regular and frequent basis with one or more designated Representatives of the Purchaser to report on operational matters and on the general status of the Ehave Connect Business. The Vendor shall notify the Purchaser of any emergency or other change in the Ordinary Course or in the operation of the Ehave Connect Business and of any governmental complaints, investigations or hearings (or communications indicating that such may be contemplated) or adjudicatory proceedings involving any portion of the Business or the Purchased Assets, and will keep the Purchaser fully informed of such events and permit the Representatives of the Purchaser access to all materials prepared in connection therewith.

(3)	The giving of any notice under this Section 6.10 does not in any way change or modify the representations and warranties of the Vendor, or the conditions to the obligations of the Purchaser, contained in this Agreement or otherwise affect the remedies available to the Purchaser under this Agreement.

6.12	Use of Intellectual Property.

(1)	Following Closing, the Vendor shall not, directly or indirectly, use, copy or replicate any of the Intellectual Property forming part of the Purchased Assets.

(2)	The Vendor shall enforce all confidentiality obligations in favour of the Vendor with respect to its current and former Representatives and other third parties to the extent such obligations are related to, or have an impact on, the Purchased Assets.

6.13	Regulatory Approvals.

(1)	The Vendor shall use its best efforts to shall obtain, at or prior to Closing, from all appropriate Governmental Authorities.

6.14	Additional Financial and Other Information

(1)	The Vendor covenants and agrees provide the Purchaser with such additional financial information and other information as may be required by the Purchaser in connection with the Purchaser’s preparation of a registration statement, prospectus or other such document prepared in connection with the Purchaser conducting an initial public offering or other going public transaction. The Vendor covenants and agrees to cause the Vendor’s Auditor to consent to the inclusion of the Financial Statements (including the Vendor’s Auditor’s report thereon) in the registration statement, prospectus or equivalent document as may be required in accordance with Applicable Law.

6.15	Lock-Up Agreement

(1)	The Vendor and the Purchaser shall enter into a lock-up agreement prior to the Purchaser completing an initial public offering or going public transaction restricting the resale of the Consideration Shares for a period of six months from the date the Purchaser completes the initial public offering or going public transaction, subject to certain additional terms of the Purchaser or lead underwriter of the initial public offering or going public transaction which are customary in a lock-up agreement entered into by shareholders of a company undergoing an initial public offering or going public transaction.

ARTICLE 7

INDEMNIFICATION

7.1	Definitions. In this Article 7:

(1)	“Claim” means any act, omission or state of facts and any demand, action, investigation, inquiry, suit, proceeding, claim, assessment, judgment or settlement or compromise relating thereto which may give rise to a right of indemnification under this Agreement.

(2)	“Direct Claim” means any Claim by an Indemnitee against an Indemnitor which does not result from a Third Party Claim.

(3)	“Increased Amount” has the meaning attributed to that term in Section 7.10(3).

(4)	“Indemnification Notice” means written notice by an Indemnitee to the applicable Indemnitor or Indemnitors of a Third Party Claim or Direct Claim, as the case may be.

(5)	“Indemnitee” means any Person entitled to indemnification under this Agreement.

(6)	“Indemnitees Representative” means:

(a)	in respect of the Purchaser Indemnitees, the Purchaser; and

(b)	in respect of the Vendor Indemnitees, the Vendor.

(7)	“Indemnitor” means any Party obligated to provided indemnification under this Agreement.

(8)	“Losses” means any and all loss, liability, obligation, damage, cost, expense, charge, fine, penalty or assessment, suffered, incurred, sustained or required to be paid by the Person seeking indemnification (including lawyers’, experts’ and consultants’ fees and expenses), directly resulting from or arising out of any Claim, including the costs and expenses of any action, suit, proceeding, investigation, inquiry, arbitration award, grievance, demand, assessment, judgment, settlement or compromise relating thereto, but: (i) excluding any contingent liability until it becomes actual; (ii) reduced by any net Tax benefit; (iii) reduced by any recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person; and

(iv) excluding punitive, exemplary, incidental, consequential, special or indirect damages (including loss of revenue, diminution in value and any damages based on any type of multiple).

(9)	“Payment” has the meaning attributed to that term in Section 7.10(4).

(10)	“Purchaser Indemnitees” means the Representatives of the Purchaser, and related Persons.

(11)	“Third Party Claim” means any Claim asserted against an Indemnitee by any Person who is not a Party or an Affiliate of a Party.

(12)	“Vendor Indemnitees” means the Representatives of the Vendor, and related Persons.

7.2       Indemnification by the Vendor . In addition to any other indemnification provided by the Vendor contained in this Agreement and subject to this Article 7, the Vendor shall indemnify and save harmless the Purchaser and, to the extent named or involved in any Third Party Claim, the Purchaser Indemnitees from, and shall pay to the Purchaser and the Purchaser Indemnitees, on demand, the amount of any and all Losses, as a result of or arising in connection with:

(a)	any inaccuracy of or any breach of any representation or warranty made by the Vendor in this Agreement or in any contract, agreement, instrument, certificate or other document delivered pursuant to this Agreement, whether or not the Purchaser relied on or had knowledge of it;

(b)	to the extent not performed or waived prior to Closing any breach or non-performance by the Vendor of any covenant or other obligation contained in this Agreement or in any contract, agreement, instrument, certificate or other document delivered pursuant to this Agreement;

(c)	the operations of the Ehave Connect Business or the ownership of the Purchased Assets up to the Effective Time, except to the extent it constitutes an Assumed Liability;

(d)	any of the Excluded Liabilities, including any alleged responsibility of the Purchaser in respect thereof;

(e)	defect or deficiencies in any product or component thereof or any services provided by the Vendor, in whole or in part, prior to the Closing Date;

(f)	any Claim to which the Vendor is a party at any time on or prior to the Closing Date, or to which it becomes a party after the Closing Date arising from the fact or circumstances that existed at any time on or prior to the Closing Date;

(g)	any breach or alleged breach of any Contract by the Vendor which occurred prior to the Closing Date or any such breach which occurs after the Closing Date but arises out of a continuation of a course of conduct which commenced prior to the Closing Date; and

(h)	any Claim by any Person for brokerage or finder’s fees, commission or similar payments based on any agreement or understanding made or alleged to have been made by any such Person with the Vendor (or any Person acting on their behalf) in connection with the Transactions.

7.3       Indemnification by the Purchaser. In addition to any other indemnification provided by the Purchaser contained in this Agreement and subject to this Article 7, the Purchaser shall indemnify and save harmless the Vendor and, to the extent named or involved in any Third Party Claim, the Vendor Indemnitees from, and shall pay to the Vendor and the Vendor Indemnitees, on demand, the amount of any and all Losses as a result of or arising in connection with:

(a)	any inaccuracy of or any breach of any representation or warranty made by the Purchaser in this Agreement or in any contract, agreement, instrument, certificate or other document delivered pursuant to this Agreement, whether or not the Vendor relied on or had knowledge of it;

(b)	to the extent not performed or waived prior to Closing any breach or non-performance by the Purchaser of any covenant or other obligation contained in this Agreement or in any contract, agreement, instrument, certificate or other document delivered pursuant to this Agreement;

(c)	any Claim to which the Purchaser is a party at any time on or prior to the Closing Date, or to which it becomes a party after the Closing Date arising from the fact or circumstances that existed at any time on or prior to the Closing Date;

(d)	any breach or alleged breach of any Contract by the Purchaser which occurred prior to the Closing Date or any such breach which occurs after the Closing Date but arises out of a continuation of a course of conduct which commenced prior to the Closing Date; and

(e)	any Claim by any Person for brokerage or finder’s fees, commission or similar payments based on any agreement or understanding made or alleged to have been made by any such Person with the Purchaser (or any Person acting on its behalf) in connection with the Transactions.

7.4	Thresholds and Limitations.

(1)	The obligation of the Vendor to indemnify the Purchaser and the Purchaser Indemnitees pursuant to Section 7.2 and the Purchaser’s obligation to indemnify the Vendor and the Vendor Indemnitees pursuant to Section 7.3 are applicable only if the aggregate of all those Losses suffered or incurred by the Purchaser and the Purchaser Indemnitees, on the one hand, or by the Vendor and the Vendor Indemnitees, on the other hand, as applicable, is in excess of $10,000. If the aggregate of all those Losses suffered or incurred by the Purchaser and the Purchaser Indemnitees exceeds that amount, the Vendor shall be obliged to indemnify the Purchaser and the Purchaser Indemnitees for all of those Losses, including the Losses up to and including that amount. If the aggregate of all those Losses suffered or incurred by the Vendor and the Vendor Indemnitees exceeds that amount, the Purchaser shall be obliged to indemnify the Vendor and the Vendor Indemnitees for all of those Losses, including the Losses up to and including that amount.

(2)	For purposes of calculating Losses pursuant to this Article, each of the representations and warranties made by the Vendor shall be deemed to have been made without the inclusion of or reference to limitations or qualifications as to materiality and/or knowledge, including the words “materiality” or “knowledge” or the phrase “in all material respects” or words and phrases of similar meaning or intent.

7.5	Notice of Claim.

(1)	An Indemnitee, promptly on becoming aware of any circumstances that have given or could give rise to a Third Party Claim or a Direct Claim, shall give an Indemnification Notice of those circumstances to its Indemnitees Representative and to the applicable Indemnitor or Indemnitors. The Indemnification Notice will specify whether the Losses arise as a result of a Third Party Claim or a Direct Claim, and will also specify with reasonable particularity (to the extent the information is available) the factual basis for the Claim and the amount of the Losses, if known.

(2)	The failure to give, or delay in giving, an Indemnification Notice does not relieve the Indemnitor of its obligations except and only to the extent of any prejudice caused to the Indemnitor by that failure or delay.

(3)	Provided that the Indemnitee gives an Indemnification Notice of the Claim to the Indemnitor on or prior to the expiry of the applicable time period related to that representation and warranty or covenant, as the case may be, set out in Sections 5.3 and 5.4, liability of the Indemnitor for that representation, warranty or covenant will continue in full force and effect until the final determination of that Claim.

7.6	Third Party Claims.

(1)	The Indemnitor has the right, by notice to the applicable Indemnitees Representative given not later than 30 days after receipt of the Indemnification Notice, to assume control of the defence, compromise or settlement of the Third Party Claim provided that:

(a)	the Third Party Claim involves only money damages and does not seek any injunctive or other equitable relief;

(b)	if the named parties in any Third Party Claim include both the Indemnitor and the Indemnitee, representation by the same counsel would, in the judgment of the Indemnitee, still be appropriate notwithstanding any actual or potential differing interests between them (including the availability of different defences);

(c)	settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the judgment of the Indemnitee, likely to establish a precedent, custom or practice adverse to the continuing business interest of the Indemnitee; and

(d)	the Indemnitor, from time to time, at the request of the Indemnitees Representative, gives security satisfactory to the Indemnitees Representative against any costs and other liabilities to which the Indemnitee may be or become exposed as a result of that Third Party Claim.

(2)	On the assumption of control by the Indemnitor, it is conclusively established for purposes of this Agreement that the Third Party Claim is within the scope of, and is subject to, the indemnification pursuant to this Article 7, and:

(a)	the Indemnitor will actively and diligently proceed with the defence, compromise or settlement of the Third Party Claim at the Indemnitor’s sole cost and expense, including the retaining of counsel reasonably satisfactory to the Indemnitees Representative;

(b)	the Indemnitor will keep the Indemnitees Representative fully advised with respect to the defence, compromise or settlement of the Third Party Claim (including supplying copies of all relevant documents promptly as they become available) and will arrange for its counsel to inform the Indemnitees Representative on a regular basis of the status of the Third Party Claim;

(c)	the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defence of the Third Party Claim (provided the Indemnitor shall continue to control that defence); and

(d)	the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim unless consented to by the Indemnitees Representative (which consent may not be unreasonably or arbitrarily withheld, delayed or conditioned).

(3)	Provided all the conditions set forth in Section 7.6(1) are satisfied and the Indemnitor is not in breach of any of its obligations under Section 7.6(2), each of the Indemnitee and its Indemnitees Representative will, at the expense of the Indemnitor, co-operate with the Indemnitor and use its best efforts to make available to the Indemnitor all relevant information in its possession or under its control (provided that it does not cause the Indemnitee or its Indemnitees Representative to breach any confidentiality obligations) and will take such other steps as are, in the reasonable opinion of counsel for the Indemnitor, necessary to enable the Indemnitor to conduct that defence, provided always that:

(a)	no admission of fault may be made by or on behalf of the Purchaser or any Purchaser Indemnitee without the prior written consent of the Purchaser;

(b)	no admission of fault may be made by or on behalf of the Vendor or any Vendor Indemnitee without the prior written consent of the Vendor; and

(c)	the Indemnitee and its Indemnitees Representative are not obligated to take any measures which, in the reasonable opinion of the Indemnitee’s legal counsel, could be prejudicial or unfavourable to the Indemnitee.

(4)	If (i) the Indemnitor does not give the relevant Indemnitees Representative the notice provided in Section 7.6(1), (ii) any of the conditions in Section 7.6(1) are unsatisfied, or (iii) the Indemnitor breaches any of its obligations under Sections 7.6(2) or 7.6(3), the applicable Indemnitees Representative may assume control of the defence, compromise or settlement of the Third Party Claim as in its sole discretion may appear advisable, and is entitled to retain counsel as in its sole discretion may appear advisable, the whole at the Indemnitor’s sole cost and expense. Any settlement or other final determination of the Third Party Claim will be binding on the Indemnitor. The Indemnitor will, at its sole cost and expense, cooperate fully with the Indemnitee and its Indemnitees Representative and use its best efforts to make available to the Indemnitee and its Indemnitees Representative all relevant information in its possession or under its control and take such other steps as are, in the reasonable opinion of counsel for the Indemnitee, necessary to enable the Indemnitee to conduct the defence. The Indemnitor will reimburse the Indemnitee and its Indemnitees Representative promptly and periodically for the costs of defending against the Third Party Claim (including legal fees and expenses), and will remain responsible for any Losses the Indemnitee and its Indemnitees Representative may suffer resulting from, arising out of or relating to the Third Party Claim to the fullest extent provided in this Article 7.

7.7          Direct Claims. Following receipt of an Indemnification Notice in respect of a Direct Claim, the Indemnitor has 60 days to make such investigation of the Direct Claim as is considered necessary or desirable. For the purpose of that investigation, the Indemnitee shall make available to the Indemnitor the information relied on by the Indemnitee to substantiate the Direct Claim, together with such information as the Indemnitor may reasonably request. If the Parties agree at or prior to the expiry of this 60 day period (or prior to the expiry of any extension of this period agreed to by the Parties) as to the validity and amount of that Direct Claim, the Indemnitor shall immediately pay to the Indemnitee the full amount as agreed to by the Parties of the Direct Claim. For clarity, the Purchaser is deemed to have incurred or suffered Losses as of and from the Closing Date as a consequence of any reduction in the value of the Purchased Assets resulting from an inaccuracy or breach of any representation or warranty or any breach or non-fulfillment by the Vendor of any of its covenants or obligations under this Agreement.

7.8          Waiver. The Indemnitor waives any right it may have to require an Indemnitee to proceed against or enforce any other right, power, remedy or security or to claim payment from any other Person before claiming under the indemnity provided for in this Article 7. It is not necessary for an Indemnitee to incur expense or make payment before enforcing that indemnity.

7.9	Duty to Mitigate and Subrogation.

(1)	Nothing in this Agreement in any way restricts or limits the general obligation under Applicable Law of an Indemnitee to mitigate any loss which it may suffer or incur by reason of a breach by an Indemnitor of any representation, warranty, covenant or obligation of the Indemnitor under this Agreement or in any contract, agreement, instrument, certificate or other document delivered pursuant to this Agreement.

(2)	The Indemnitee shall, to the extent permitted by Applicable Law, subrogate its rights relating to any Third Party Claim to the Indemnitor and shall make all counterclaims and implead all third Persons as may be reasonably required by the Indemnitor, the whole at the cost and expense of the Indemnitor.

7.10	Obligation to Reimburse.

(1)	The Indemnitor shall reimburse to the Indemnitee the amount of any Losses, as of the later of (i) date that the Indemnitee incurs any such Losses and (ii) the date of demand by the Indemnitee, together with interest thereon from that date until payment in full, at the rate per annum equal to the prime lending rate of the Royal Bank of Canada from time to time plus 5%, that payment being made without prejudice to the Indemnitor’s right to contest the basis of the Indemnitee’s Claim for indemnification.

(2)	The amount of any and all Losses under this Article 7 are to be determined net of any amounts recovered or recoverable by the Indemnitee under insurance policies, indemnities, reimbursement arrangements or similar contracts with respect to those Losses. The Indemnitee shall take all appropriate steps to enforce that recovery. Each Party waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Losses.

(3)	If an Indemnitee is subject to Tax in respect of the receipt of an amount pursuant to this Article 7, after taking into account any offsetting deduction or tax credit available in respect of the applicable Losses, then the amount payable by the Indemnitor will be increased by an amount (the “Increased Amount”) such that the Indemnitee will be in the same position after paying Tax on the amount received hereunder, including any Taxes payable on the Increased Amount, as the Indemnitee would have been in had the Losses giving rise to that payment not arisen and had that amount not been payable.

(4)	If any payment (the “Payment”) made pursuant to this Article 7 is subject to GST/HST or is deemed by the ETA or any similar provision of any Applicable Law to be inclusive of GST/HST, the Indemnitor will pay to the Indemnitee, in addition to the Payment, an amount equal to the GST/HST in connection with that Payment and that additional amount.

7.11        Exclusivity. Unless otherwise provided in this Agreement or any contract, agreement, instrument, certificate or other document delivered pursuant to this Agreement, the provisions of this Article 7 constitute the sole remedy available to the Vendor and the Purchaser to any Claim for breach of covenants, representation, warranty or other obligation or provision of this Agreement or any contract, agreement, instrument, certificate or other document delivered pursuant to this Agreement (other than a Claim for specific performance or injunctive relief) and to any and all other indemnities provided in this Agreement or in any contract, agreement, instrument, certificate or other document delivered pursuant to this Agreement.

7.12        Set-Off. A Party is entitled to set-off any Losses subject to indemnification under this Agreement or in any contract, agreement, instrument, certificate or other document delivered pursuant to this Agreement against any other amounts payable by the Party to another party whether under this Agreement or otherwise.

7.13        Trust and Agency. The Purchaser accepts each indemnity in favour of any of the Purchaser Indemnitees that is not a Party as agent and trustee of that Purchaser Indemnitee and may enforce any such indemnity in favour of that Purchaser Indemnitee on behalf of that Purchaser Indemnitee. The Vendor accepts each indemnity in favour of any of the Vendor Indemnitees as agent and trustee of that Vendor Indemnitee and may enforce any such indemnity in favour of that Vendor Indemnitee on behalf of that Vendor Indemnitee.

ARTICLE 8

GENERAL

8.1          Confidentiality of Information. The Parties shall at all times treat the Confidential Information (as such term is defined in the Non-Disclosure Agreement) in accordance with the terms of the Non-Disclosure Agreement.

8.2          Public Announcements. No Party shall make any public statement or issue any press release concerning the Transactions except as agreed by the Parties acting reasonably or as may be necessary, in the opinion of counsel to the Party making that disclosure, to comply with the requirements of all Applicable Law. If any public statement or release is so required, the Party making the disclosure shall consult with the other Parties before making that statement or release, and the Parties shall use all reasonable efforts, acting in good faith, to agree on a text for the statement or release that is satisfactory to the Parties.

8.3	Disclosure and Consultation.

(1)	Before any public statement or press release concerning the Transactions, no Party shall disclose this Agreement or any aspect of the Transactions except to its board of directors, its senior management, its legal, accounting, financial or other professional advisors, any financial institution contacted by it with respect to any financing required in connection with the Transactions and counsel to that institution, or as may be required by any Applicable Law or as agreed by the Parties.

(2)	The Vendor and the Purchaser shall consult with each other concerning the manner by which the Vendor’s Employees, customers, suppliers and other Persons having dealings with the Vendor shall be informed of the Transactions, and the Purchaser shall have the right to be present for any such communication.

8.4          Expenses. Each Party shall pay all expenses (including Taxes imposed on those expenses) it incurs in the authorization, negotiation, preparation, execution and performance of this Agreement and the Transactions, including all fees and expenses of its legal counsel, bankers, investment bankers, brokers, accountants or other representatives or consultants. Notwithstanding the forgoing, the Vendor shall be responsible for all costs associated with the Fairness Opinion.

8.5          Best Efforts. In this Agreement, unless specified otherwise, an obligation of any Party to use its best efforts to obtain any Approval does not require the Party to make any payment to any Person for the purpose of procuring the Approval, except for payments for amounts due and payable to that Person, payments for incidental expenses incurred by that Person and payments required by any Applicable Law.

8.6          No Third Party Beneficiary. Except as provided for in Section 7.13, this Agreement is solely for the benefit of the Parties and no third party accrues any benefit, claim or right of any kind pursuant to, under, by or through this Agreement.

8.7          Entire Agreement. This Agreement together with the other agreements to be entered into as contemplated by this Agreement (the “Other Agreements”) constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement and the Other Agreements and supersede all prior correspondence, agreements, negotiations, discussions and understandings, written or oral. Except as specifically set out in this Agreement or the Other Agreements, there are no representations, warranties, conditions or other agreements or acknowledgements, whether direct or collateral, express or implied, written or oral, statutory or otherwise, that form part of or affect this Agreement or the Other Agreements or which induced any Party to enter into this Agreement or the Other Agreements. No reliance is placed on any representation, warranty, opinion, advice or assertion of fact made either prior to, concurrently with, or after entering into, this Agreement or any Other Agreement, or any amendment or supplement hereto or thereto, by any Party to this Agreement or any Other Agreement or its Representatives, to any other Party or its Representatives, except to the extent the representation, warranty, opinion, advice or assertion of fact has been reduced to writing and included as a term in this Agreement or that Other Agreement, and none of the parties to this Agreement or any Other Agreement has been induced to enter into this Agreement or any Other Agreement or any amendment or supplement by reason of any such representation, warranty, opinion, advice or assertion of fact. There is no liability, either in tort or in contract, assessed in relation to the representation, warranty, opinion, advice or assertion of fact, except as contemplated in this Section.

8.8          Non-Merger. Except as otherwise provided in this Agreement, the covenants, representations and warranties set out in this Agreement do not merge but survive Closing and, notwithstanding such Closing or any investigation by or on behalf of a Party, continue in full force and effect. Closing does not prejudice any right of one Party against another Party in respect of any remedy in connection with anything done or omitted to be done under this Agreement.

8.9	Time of Essence. Time is of the essence of this Agreement.

8.10       Amendment. This Agreement may be supplemented, amended, restated or replaced only by written agreement signed by each Party.

8.11       Waiver of Rights. Any waiver of, or consent to depart from, the requirements of any provision of this Agreement is effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement operates as a waiver of that right. No single or partial exercise of any such right precludes any other or further exercise of that right or the exercise of any other right.

8.12        Jurisdiction. The Parties irrevocably and unconditionally attorn to the exclusive jurisdiction of the courts of the province of Ontario sitting in Toronto in respect of all disputes arising out of, or in connection with, this Agreement, or in respect of any legal relationship associated with it or derived from it.

8.13        Governing Law. This agreement is governed by, and interpreted and enforced in accordance with, the laws of the Province of Ontario and the laws of Canada applicable in the Province of Ontario, excluding the choice of law rules of that province.

8.14	Notices.

(1)	Any notice, demand or other communication (in this Section 8.14, a “notice”) required or permitted to be given or made under this Agreement must be in writing and is sufficiently given or made if:

(a)	delivered in person and left with a receptionist or other responsible employee of the relevant Party at the applicable address set forth below;

(b)	sent by prepaid courier service or (except in the case of actual or apprehended disruption of postal service) mail; or

(c)	email or functionally equivalent electronic means of transmission; in the case of a notice to the Vendor, addressed to it at:

Ehave, Inc.

203-277 Lakeshore Road East

ON L6J 6J3, Canada

Attention:	Prateek (Teek) Dwivedi
Email:	teek@ehave.com :

with a copy (not constituting notice) to:

Garfinkle Biderman LLP

Dynamic Funds Tower, Suite 801

Toronto, Ontario M5C 2V9

Attention:	Shimmy Posen / Grant Duthie
Email:	sposen@garfinkle.com / gduthie@garfinkle.com

and in the case of a notice to the Purchaser, addressed to it at:

ZYUS Life Sciences Inc.

407 Downey Road, Suite 204

Saskatoon, SK S7N 4L8

Attention:	Michelle Gursky
Email:	legal@zyus.com

with a copy (not constituting notice) to:

Borden Ladner Gervais LLP

East Tower, Bay Adelaide Centre

22 Adelaide St W #3400

Toronto, ON M5H 4E3

Attention:	Philippe Tardif / Andrew McLean
Email:	ptardif@blg.com / amclean@blg.com

(2)	Any notice sent in accordance with this Section 8.14 is deemed to have been received:

(a)	if delivered prior to or during normal business hours on a Business Day in the place where the notice is received, on the date of delivery;

(b)	if sent by mail, on the fifth Business Day after mailing in the place where the notice is received, or, in the case of disruption of postal service, on the fifth Business Day after cessation of that disruption;

(c)	if sent by email or other functionally equivalent electronic means, on the day on which it is transmitted; but if the notice is transmitted on a day which is not a Business Day or after 5:00 p.m. (local time of the recipient), the notice will be deemed to have been given or made and received on the next Business Day; or

(d)	if sent in any other manner, on the date of actual receipt;

except that any notice delivered in person not on a Business Day or after normal business hours on a Business Day, in each case in the place where the notice is received, is deemed to have been received on the next succeeding Business Day in the place where the notice is received.

8.15	Assignment.

(1)	Subject to item (2), no party may assign or transfer, whether absolutely, by way of security or otherwise, all or any part of its rights or obligations under this Agreement to any Person.

(2)	The Purchaser may assign all of its rights and obligation under this Agreement to a subsidiary wholly-owned by it, except that such assignment shall not relieve the Purchaser of any of its obligations under this Agreement.

8.16        Further Assurances. Each Party shall promptly do, execute, deliver or cause to be done, executed or delivered all further acts, documents and matters in connection with this Agreement that any other Party may reasonably require, for the purposes of giving effect to this Agreement.

8.17        Severability. If, in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, that provision will, as to that jurisdiction, be ineffective only to the extent of that restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement, without affecting the validity or enforceability of that provision in any other jurisdiction and, if applicable, without affecting its application to the other Parties or circumstances. The Parties shall engage in good faith negotiations to replace any provision which is so restricted, prohibited or unenforceable with an unrestricted and enforceable provision, the economic effect of which comes as close as possible to that of the restricted, prohibited or unenforceable provision which it replaces.

8.18        Successors. This Agreement is binding on, and enures to the benefit of, the Parties and their respective successors.

8.19        Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together constitute one agreement. Delivery of an executed counterpart of this Agreement by facsimile or transmitted electronically in legible form, including in a tagged image format file (TIFF) or portable document format (PDF), shall be equally effective as delivery of a manually executed counterpart of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of date first written above.

EHAVE INC.

By:	/s/ Prateek Dwivedi
Name: Prateek Dwivedi
Title: CEO

ZYUS LIFE SCIENCES INC.
By:	/s/ Brent Zettl
Name: Brent Zettl
Title: CEO

Asset Purchase Agreement